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                                                                   Exhibit 10(a)

                            ASSET PURCHASE AGREEMENT


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                                     BETWEEN

                             DILLEN PRODUCTS, INC.,
                       THE DILLEN PRODUCTS COMPANY, LTD.,
                           NORTH SHORE PLASTICS, INC.
                                       AND
                                RED CREEK, INC.,

                                   AS SELLERS,


                                       AND

                             MYERS INDUSTRIES, INC.,
                                  AS PURCHASER




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                            DATED AS OF JULY 1, 1999




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                                TABLE OF CONTENTS


                                                                          Page

1.0      CERTAIN DEFINITIONS..............................................   1

2.0      TRANSFER OF ASSETS AND PROPERTIES................................   2
         2.1       Purchased Assets.......................................   2
         2.2       Instruments of Transfer................................   4

3.0      CONSIDERATION AND TERMS..........................................   4
         3.1       Consideration for Purchased Assets.....................   4
         3.2       Payment of Consideration...............................   8
         3.3       Allocation of Purchase Price...........................   9
         3.4       Grossed-up Tax Payments................................   9

4.0      ASSUMPTION OF LIABILITIES; CONSENTS..............................  15
         4.1       General Limitation on Assumption of Liabilities........  15
         4.2       Assumed Liabilities and Obligations....................  15

5.0      CLOSING..........................................................  15
         5.1       Time; Location.........................................  15
         5.2       Documents..............................................  15
         5.3       Actions By Purchaser...................................  16

6.0      REPRESENTATIONS AND WARRANTIES OF SELLER.........................  16
         6.1       Organization, Good Standing, Power.....................  16
         6.2       Authorization of Agreement and Enforceability..........  17
         6.3       Effect of Agreement....................................  17
         6.4       Restrictions; Burdensome Agreements....................  17
         6.5       Government and Other Consents..........................  17
         6.6       Financial Statements...................................  17
         6.7       Debts, Obligations and Liabilities.....................  18
         6.8       Absence of Certain Changes or Events...................  18
         6.9       Taxes..................................................  19
         6.10      Title to Properties; Absence of Liens and Encumbrances.  19
         6.11      Real Property..........................................  20
         6.12      Machinery and Equipment................................. 20
         6.13      Proprietary Rights...................................... 20
         6.14      Permits, Licenses....................................... 21
         6.15      Compliance with the Law................................. 21
         6.16      Litigation.............................................. 21
         6.17      Purchase and Sale Obligations........................... 21
         6.18      Labor Matters........................................... 21
         6.19      Employee Benefits....................................... 22
         6.20      Environmental Compliance................................ 22
         6.21      Securities.............................................. 23
         6.22      Illegal Payments........................................ 23
         6.23      Interest in Business.................................... 23

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         6.24      Brokers, Finders, Counsel and Agents.................... 23
         6.25      Products Liability...................................... 23
         6.26      Year 2000 Compliance . ................................. 24
         6.27      Software Licenses......................................  24

7.0      REPRESENTATIONS AND WARRANTIES OF PURCHASER....................... 24
         7.1       Organization, Good Standing, Power...................... 24
         7.2       Authorization of Agreement and Enforceability........... 24
         7.3       Effect of Agreement; Consents........................... 25
         7.4       Litigation.............................................. 25
         7.5       Information on Purchaser...............................  25

8.0      COVENANTS OF SELLER; CONDITIONS PRECEDENT TO
         OBLIGATIONS OF PURCHASER.......................................... 25
         8.1       Pre-Closing Affirmative Covenants......................  25
         8.2       Pre-Closing Restrictive Covenants......................  26
         8.3       Pre-Closing Conditions.................................  27

9.0      CONDITIONS PRECEDENT TO THE OBLIGATIONS OF SELLER................. 29
         9.1       Accuracy of Representations and Warranties.............. 29
         9.2       Performance of Agreement................................ 29
         9.3       Purchaser's Certificate and Legal Opinion .............. 29
         9.4       Secretary's Certificate................................. 29
         9.5       Injunction and HSR Approval............................. 29
         9.6       Compliance with Agreement..............................  30

10.0     OBLIGATIONS AFTER THE CLOSING DATE................................ 30
         10.1      Covenant Not to Disclose................................ 30
         10.2      Covenant Not to Interfere............................... 30
         10.3      Covenant Not to Compete................................. 30
         10.4      Reasonable Restrictions................................  31
         10.5      Name Change............................................  31
         10.6      Transition of Employees................................. 31
         10.7      Further Assurances of Seller............................ 32
         10.8      Further Assurance of Purchaser.......................... 32
         10.9      Release of Seller and Guarantors From Note..............332

11.0     INDEMNIFICATION................................................... 32
         11.1      Indemnification by Seller............................... 32
         11.2      Indemnification by Purchaser ........................... 33
         11.3      Procedures for Indemnification.......................... 34
         11.4      Insurance, Mitigation and Related Matters............... 35
         11.5      Limitations ............................................ 35

12.0     TERMINATION........................................................36
         12.1      Termination..............................................36
         12.2      Return of Documents to Seller............................37
         12.3      Limitations on Remedies..................................37

13.0     COVENANT OF PRINCIPAL..............................................37

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         13.1      Covenant of Principal....................................37

14.0     GENERAL........................................................... 37
         14.1      Expenses................................................ 37
         14.2      Publicity............................................... 37
         14.3      Survival of Representations and Warranties.............. 37
         14.4      Binding Effect; Benefits................................ 38
         14.5      Notices................................................. 38
         14.6      Entire Agreement........................................ 39
         14.7      Counterparts............................................ 39
         14.8      Headings................................................ 39
         14.9      Construction............................................ 39
         14.10     Exhibits and Schedules.................................. 39
         14.11     Governing Law .......................................... 39
         14.12     Cooperation............................................. 39
         14.13     Severability............................................ 39
         14.14     Successors and Assigns.................................. 39
         14.15     Exclusive Remedies.....................................  39
         14.16     Passage of Title and Risk of Loss......................  40
         14.17     Dispute Resolution.....................................  40
         14.18     Right of Set Off.......................................  41



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                         LIST OF SCHEDULES AND EXHIBITS


Schedule 2.1          Excluded Assets
Schedule 2.1.1        Leases
Schedule 2.1.3        List of Contracts
Exhibit 3.1.1         Balance Sheet
Schedule 3.1.2        Additional Consideration
Schedule 3.3          Purchase Price Allocation
Schedule 4.1          Permitted Encumbrances
Schedule 4.2          Assumed Liabilities
Schedule 6.3          Violations and Breach
Schedule 6.4          Restrictions on Entering Agreements
Exhibit 6.6           Financial Statements as of December 31, 1998
Schedule 6.6          Exceptions to Balance Sheet and Financial Statements
Schedule 6.7          Debts, Obligations and Liabilities
Schedule 6.8          Absence of Changes
Schedule 6.9          Taxes
Schedule 6.12         Non-Operational Machinery and Equipment
Schedule 6.13         Proprietary Rights
Schedule 6.14         Permits and Licenses
Schedule 6.16         Litigation and Products Liability
Schedule 6.18         Labor Matters
Schedule 6.20         Compliance with Environmental Laws
Schedule 8.1(b)       Permitted Exceptions
Exhibit 8.4           Seller's Certificate
Exhibit 9.3           Purchaser's Certificate
Schedule 10.5.1       Assumed Employment Agreements


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                            ASSET PURCHASE AGREEMENT




      THIS ASSET PURCHASE AGREEMENT ("Agreement") is entered into this 1st day of July, 1999, by and between MYERS INDUSTRIES, INC., an Ohio corporation ("Purchaser"), and DILLEN PRODUCTS, INC., an Ohio corporation, THE DILLEN PRODUCTS COMPANY, LTD., an Ohio limited liability company, NORTH SHORE PLASTICS, INC., an Ohio corporation, and RED CREEK, INC., an Ohio corporation (collectively "Seller").

                                R E C I T A L S:

      A. Seller is in the business of the design, manufacture, production and sale of plastic products for the horticulture industry (the "Business") and is the owner of the assets being purchased hereunder.

      B. Seller has agreed to sell and assign to Purchaser the assets upon the terms and conditions contained herein.

      C. Purchaser has agreed to purchase from Seller the assets as specified herein, and to assume all of the obligations and liabilities of Seller.

      NOW, THEREFORE, in consideration of the foregoing and of all the mutual covenants, representations, and warranties contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

1.0   CERTAIN DEFINITIONS

      As used herein, the following terms will have the following meanings:

      1.1 The term "Affiliate" will mean any company or other entity in which the designated Party now or hereafter owns or otherwise controls, directly or indirectly, 50% or more of the voting stock or other indicia of equity. For the purposes of this definition, stock or other indicia of equity owned or controlled by the designated Party will be deemed to include all stock or other indicia of equity owned or controlled, directly or indirectly, by any other company or other legal entity of which the designated Party owns or controls, directly or indirectly, 50% or more of the voting stock or other indicia of equity

      1.2 The term "Encumbrance" will mean any right to, or interest in, property, which subsists in a third-party and which constitutes a claim, lien, charge or liability attached to and binding upon the property, including, but not limited to, a mortgage, judgment lien, mechanic's lien, lease, security interest, easement, right-of-way, and any accrued and unpaid taxes.

      1.3 The term "Knowledge" will mean either (a) with respect to natural Persons, actual knowledge, based upon due inquiry, of a particular fact, or (b) with respect to Persons that are not individuals, actual knowledge, based upon due inquiry, of an individual employed by such Person in a senior managerial capacity and for whom a significant portion of his or her duties relates to matters as to which the applicable representation or warranty is made hereunder. "Person" means an individual or an entity which is not an individual.

2.0   TRANSFER OF ASSETS AND PROPERTIES

      2.1 PURCHASED ASSETS. Subject to the terms and conditions of this Agreement, Seller will convey to Purchaser, free and clear of all Encumbrances whatsoever (except as expressly provided herein), and Purchaser will purchase from Seller, the Business as a going concern and as presently conducted by the Seller, and all the assets, properties and rights owned by Seller constituting the Business, except for the assets listed on Schedule 2.1 hereto (the "Purchased Assets") as the same will exist on the Closing Date, wherever located, including without limitation, the following:

             2.1.1 REAL PROPERTY LEASES. The leases covering the real property and buildings used and occupied by the Business are indentified in
      Schedule 2.1.1. True and accurate copies of such Leases (which leases are being assigned by Seller and assumed by Purchaser) are attached on
      Schedule 2.1.1. ("Leases"). Seller owns no real property.

             2.1.2 EQUIPMENT, MACHINERY AND OTHER TANGIBLE PERSONAL PROPERTY. All machinery, equipment, tools, tooling, dies, molds, spare parts, leasehold improvements, maintenance equipment, computer hardware and software, telephone systems, trucks, tractors, trailers, automobiles, supplies, office furniture, and office equipment, together with all other items of personal property, which are owned by the Business, wherever located.

             2.1.3 CONTRACTS RELATING TO THE BUSINESS. All of the interest (to the extent assignable) of Seller in all contracts, leases of machinery, equipment and other personal property, manufacturer's representative and distributor agreements, sale orders, purchase orders, guarantees, commitments, instruments and all other agreements entered into in the ordinary course of the operation of the Business.

             All contracts, leases of machinery, equipment and other personal property, manufacturer's representative agreements, sale orders, purchase orders, guarantees, commitments, instruments and all other agreements relating to the operation of the Business which provide for the payment by the Business, or receipt of payments by the Business, in excess of $100,000 per year, in the case of supply contracts with the Business's customers, and all other contracts in excess of $50,000 per year are described on Schedule 2.1.3 by parties, date, term, amount of payment, type of good, service obligation or commitment.

                                        2

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             2.1.4 CUSTOMER LISTS, SALES AND MARKETING MATERIALS. All customer lists and other customer records, sales data, catalogs, brochures, suppliers' names, mailing lists, art work, photographs, web site(s), telephone numbers, and advertising material which relate to the Business, whether in electronic form or otherwise.

             2.1.5 PERMITS AND LICENSES. All of Seller's interest in governmental permits, licenses, notices, approvals, and other governmental authorizations relating to the Purchased Assets or the Business and necessary to the ownership or operation thereof to the extent the benefits thereof are transferable to Purchaser.

             2.1.6 TRADE SECRETS. All trade secrets, secret processes and procedures, know-how, formulae and compositions, engineering, production, assembly design, installation, other technical drawings and specifications, working notes and memos, market studies, consultants' reports, technical and laboratory data, competitive samples, engineering prototypes, and all similar property of any nature, tangible or intangible, relating to "Products" (being any of the products manufactured by the Business in the conduct of the Business prior to the Closing Date).

             2.1.7 INTELLECTUAL PROPERTY. All right, title and interest of Seller in the patents, patent applications, inventions, shop rights, trademarks, trademark registrations, trade names, service marks, domain name(s), copyrights, and copyright registrations of the Business, and all registrations, applications, and licenses relating thereto; and other intangible rights and the goodwill of the Business symbolized by such trademarks, devices, marks and trade names, including but not limited to the names "Dillen Products," "North Shore Plastics," "Red Creek," and "DEKO COVER."

             2.1.8 PROPERTY, PERSONNEL AND ACCOUNTING RECORDS. All records of Seller relating to the Business, including, but not limited to, property records, copies of personnel records of Business employees, accounting records, compliance records, parts lists, manuals, computer programs and software, patterns, plans, blueprints and drawings, and such other Business records as Purchaser may reasonably request.

             2.1.9 GOODWILL. All right, title and interest of Seller in and to the goodwill incident to the Business.

             2.1.10 INVENTORY. All Inventory of the Business existing at the Closing Date. The term "Inventory" will mean, collectively, "Raw Materials" (being any material that is owned by the Business and that will be incorporated into a Product during the manufacturing, finishing and packaging process), "Work-In-Process" (being partially completed Products, not yet ready for sale), "Finished Inventory" (being Products processed for sale by the Business to customers meeting the applicable specifications wherever located), supplies, packaging and samples, including inventory warehoused on a third party's property or held on consignment.

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             2.1.11 ACCOUNTS RECEIVABLE. All trade accounts receivable, notes receivable, employee advances, sales representative advances and other miscellaneous receivables associated with the Business on the Closing Date together with all rights of rescission, replevin, reclamation and stoppage in transit and rights to returned, reclaimed, or repossessed goods ("Accounts Receivable").

             2.1.12 PREPAID EXPENSES. All payments made by Seller for items which will not be recognized and accounted for as an expense of the Business until after the Closing Date, and utility or other security deposits, existing at the Closing Date, for the benefit of the Business ("Prepaid Expenses").

             2.1.13 CASH AND OTHER INTANGIBLE ASSETS. All other assets of the Business, including cash and cash equivalents or similar type investments (such as certificates of deposit, treasury bills and other marketable securities), bank accounts and checks received prior to Closing and in the process of collection, all causes of action, rights of action, contract rights and warranty and product liability claims against third parties not in litigation as of the Closing Date, not contained within the categories described above.

      2.2 INSTRUMENTS OF TRANSFER. On the Closing Date or as otherwise agreed, Seller will deliver, or cause to be delivered, to Purchaser duly executed instruments of transfer and assignment dated and effective as of the Closing Date, in a form and in substance reasonably satisfactory to the Purchaser.

3.0   CONSIDERATION AND TERMS

      3.1    CONSIDERATION FOR PURCHASED ASSETS.

             3.1.1 The aggregate monetary consideration to be paid by Purchaser to Seller for the Purchased Assets (the "Purchase Price") will consist of:

                  (a) a cash payment in the amount of $50,000,000 ("Consideration"), less any "Post-closing Adjustment" per Section 3.1.2, which cash payment is allocated among Seller and among each of the Purchased Assets as listed on Schedule 3.3;

                  (b) the cash payment(s) by Purchaser to the Seller for the "Grossed-up Tax Payments" as defined in Section 3.4;

                  (c) the "Additional Consideration" as detailed in Section 3.1.3; plus

                  (d) Purchaser will assume all the liabilities and obligations of Seller, except to the extent to which the costs and expenses incurred by Seller in connection with the negotiations respecting this Agreement and the transactions contemplated



                                        4

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                        hereunder, including costs of finders or investment
                        bankers, preparation of documents, obtaining any necessary regulatory approvals and the consummation of the other transactions contemplated hereby, exceeds the amount accrued for such expenses on the Balance Sheet, including without limitation the liabilities listed on the "Balance Sheet" (being the statement of assets and liabilities of the Business as of Closing, to be attached hereto as Exhibit 3.1.1 after Closing), including (i) the "Payables" (being the accounts payable associated with the Business and stated on the Balance Sheet), (ii) the "Accrued Expenses" (being the accrued expenses associated with the Business and stated on the Balance Sheet), (iii) all obligations, whether due or to become due, arising under the contracts assumed by Purchaser, and (iv) all other liabilities and obligations of Seller (the "Assumed Liabilities").

             3.1.2 A "Post-closing Adjustment" to the Consideration will be made in the event that as of the Closing Date either: (i) the consolidated "Shareholder's Equity" of Seller is less than $8,553,286; or (ii) the consolidated "Working Capital Without Debt" of Seller is less than $10,457,859 or the consolidated "Debt Obligations"of Seller exceeds $19,247,104, except that no adjustment is necessary as long as the consolidated Working Capital Without Debt exceeds $10,457,859 in an amount equal to or greater than the consolidated Debt Obligations of Seller exceeds $19,247,104.

             The consolidated "Shareholder's Equity" of Seller is determined by using generally accepted accounting principles ("GAAP") and consistent with historic practices. The consolidated "Working Capital Without Debt" of Seller is defined as total "Current Assets" less both "Accounts Payable
      - trade" and "Accrued Expenses, etc." (as titled on the consolidated balance sheet of Seller) for the specified date calculated using GAAP and consistent with historic practices. The consolidated "Debt Obligations" of Seller is defined as the "Credit Line," "Current Portion of LTD" (long-term debt) and "Long-Term Debt"(as titled on the consolidated balance sheet of Seller) for the specified date calculated using GAAP and consistent with historic practices.

             On or before 45 business days after Closing, Schmitz, Corrigan, Krause & Co. will prepare the Balance Sheet of Seller as of July 31, 1999 (done on a consolidated compiled basis), which shall include calculations of the consolidated Shareholder's Equity, Working Capital Without Debt, and Debt Obligations, as well as any Post-closing Adjustment.

             If as of July 31, 1999 (a) the consolidated Shareholder's Equity is less than $8,553,286; or (b) the consolidated Working Capital Without Debt is less than $10,457,859 or the consolidated Debt Obligations exceed $19,247,104 (except that no adjustment under this subpart (b) is necessary as long as the consolidated Working Capital Without Debt exceeds $10,457,859 in an amount equal to or greater than the consolidated Debt Obligations of Seller exceeds $19,247,104); the difference, being the Post-closing Adjustment, will be deducted from the Withheld Amount (as defined in Section 3.2.2).

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             Purchaser may object in a written notice to Seller describing the nature of Purchaser's objections within 15 business days after receipt of the consolidated Balance Sheet of Seller as of July 31, 1999, which will include the calculations of the consolidated Shareholder's Equity, Working Capital Without Debt, and Debt Obligations, as well as any Post-closing Adjustment. If Purchaser does not object within such 15 day period, the statements and calculations shall be deemed accepted and approved. If Purchaser raises an objection within the 15 day period, the parties shall attempt to resolve the matter or matters in dispute.

             If such dispute cannot be resolved within 30 days after such written notice has been received by Seller, then any specific matter in dispute shall be submitted to PricewaterhouseCoopers LLP, Cleveland, Ohio office (the individual thereat to be mutually selected by the Purchaser and Seller) ("PwC"), which firm shall make a final and binding determination as to such matter or matters. Such accounting firm shall deliver its determination regarding the matters submitted to it within 60 days, which determination shall be binding and conclusive upon all Parties. Purchaser shall promptly deliver the Withheld Amount to Seller after deducting thereform the Post Closing Adjustment, if any, as determined by such firm. The fees and expenses of such accounting firm shall be paid one-half by Purchaser and one-half by Seller.

             3.1.3 As additional consideration, Purchaser agrees to pay Seller for the Purchased Assets, an amount ("Additional Consideration") calculated based upon the then preceding consecutive 12-months of earnings before interest and taxes realized by the Business during such period ("EBIT"), as calculated below. The EBIT will be determined using GAAP applied in a manner consistent with the accounting practices used by Seller before Closing.

              It is the intent of the parties for the purpose of the determination of the EBIT that during the four year period following the Closing, the Business will be operated in substantially the same manner as the Business was operated as of the Closing Date, and the Purchaser will apply operating, performance and financial criteria to the Business substantially similar to the criteria applied in connection with the operation of the Business prior to Closing. During the period that Additional Consideration can be earned, all dealings between the Business and the Purchaser and/or its Affiliates shall be on terms no less favorable to the Business than arms length. The calculation of EBIT will not include (i) any allocation of home office administrative expenses;
      (ii) any costs associated with the purchase of assets pursuant to this Agreement, including, without limitation, related interest expense, depreciation of any depreciable assets using a higher adjusted cost basis than that which was used by Seller before Closing, amortization of covenants not to compete, goodwill or other intangible assets, or (iii) the amount by which the payment of salaries to and other related expenses associated with the employment by the Business of persons not previously employed by the Seller exceeds such payments prior to the Closing, except for, in the ordinary course of business, employees hired and for raises provided to all employees with the approval of Mr. Richard A. Bonner, in his capacity as President of the Dillen Products Division of Purchaser.

             No election to receive the Additional Consideration can be made by Seller until the lapse of a one year period after Closing. After such one year period, an election to receive the Additional Consideration can be made by Seller subject to the following:

                   (a) If Seller elects to receive the Additional Consideration after the one year period, the amount payable to Seller will be EBIT times 7.22, less the sum of $50,000,000, with the result thereof divided by five.

                   (b) Otherwise, if Mr. Richard A. Bonner is involuntarily terminated from his employment with Purchaser and Seller elects to receive the Additional Consideration after the one year period, the amount payable to Seller will be EBIT times 8.3, less the sum of $50,000,000, with the result thereof divided by five.

                   (c) After the lapse of a four year period after Closing, Purchaser may elect to pay the Additional Consideration, the amount payable to Seller will be EBIT times 8.3, less the sum of $50,000,000, with the result thereof divided by five.

             The Additional Consideration will be paid in cash unless otherwise mutually agreed to by Seller and Purchaser. If mutually agreed to by Seller and Purchaser, the Additional Consideration may be paid by Purchaser in cash, debt (at Purchaser's then cost of borrowing funds), in shares of Purchaser's common stock valued at the closing price of the shares on the day of election and which shares must be promptly registered with the applicable securities agencies and listed on the American Stock Exchange so that Seller may sell such shares without restriction, or any combination thereof.

             After the one year period after Closing lapses, Seller may send a written notice to Purchaser as its "Seller Election" electing to receive all and not part of the Additional Consideration. A Seller Election received by Purchaser on a day other than the last day of a month, for the purposes of the EBIT calculation, will be treated as though the election was made for the last day of the preceding month.

             Within 30-days after receipt of a Seller Election, Purchaser shall calculate the EBIT plus the amount of Additional Consideration due Seller, and shall provide such calculations, as well as the related work papers to Seller. Seller may object in a written notice to Purchaser describing the nature of Seller's objections within 15 business days after receipt of the EBIT and Additional Consideration calculation. If Seller does not object within such 15 day period, the calculations shall be deemed accepted and approved. If Seller raises an objection within the 15 day period, the parties shall attempt to resolve the matter or matters in dispute.

             If such dispute cannot be resolved within 30 days after written notice has been received by Purchaser, then any specific matter in dispute shall be submitted to PwC, which firm shall make a final and binding determination as to such matter or matters. Such accounting firm shall deliver its determination regarding the matters submitted to it within 60 days, which determination shall be binding and conclusive upon all Parties. The fees and expenses of such accounting firm shall be paid one-half by Purchaser and one-half by Seller.

             Seller agrees as part of its obligation to indemnify Purchaser under this Agreement, that as of Closing it shall provide Purchaser with a security interest in Seller's contractual right to receive the Additional Consideration. Seller agrees to execute such documents necessary to grant Purchaser the security interest as well as to allow Purchaser to perfect its rights on a first priority basis.

             Purchaser and Seller agree that the right to receive the Additional Consideration may only be assigned by a Seller to its shareholders or members (as applicable), or as otherwise required by law or court order. Any assignment in contravention to this restriction will be null and void and shall not be binding upon the Purchaser. Any assignment shall be subject to the security interest granted to Purchaser above and the assignee shall execute such security documents reasonably requested by Purchaser to ensure the security interest and priority granted Purchaser. Notice of any assignment and execution of the applicable documents must be provided to Purchaser in writing before such assignment shall be binding upon Purchaser. If the right to receive the Additional Consideration is assigned by a Seller, then for the purposes of this Section, such assignee will be designated as a "Seller" and may make such elections regarding when to make a Seller Election to receive Additional Consideration, and in what form of payment the Additional Consideration will be received, except that an assignee may only make a Seller Election for all and not part of its Additional Consideration. The calculation of the Additional Consideration shall be completed as indicated above, except that the Additional Consideration will be determined based upon the pro rata amount assigned and held by the assignee.

      3.2    PAYMENT OF CONSIDERATION.

             3.2.1 On the Closing Date, or as otherwise agreed, Purchaser will deliver to Seller by wire transfer the sum of $47,500,000.

             3.2.2 On or before 60-days after Closing and upon completion of the consolidated Balance Sheet of Seller as of July 31, 1999 and the calculations of the consolidated Shareholder's Equity, Working Capital Without Debt, and Debt Obligations, as well as any Post-closing Adjustment by the external accountants for Seller, and assuming there are no Post-closing Adjustments as detailed in Section 3.1.2 or objections raised by Purchaser, Purchaser will deliver to the Seller the sum of $2,500,000 ("Withheld Amount").

             3.2.3 Purchaser will deliver to Seller (unless the right to receive such payment has been assigned, then to the assignees) the Additional Consideration, at such time(s) elected by either Seller or Purchaser, at such time(s) as delineated in Section 3.1.3.

             3.2.4 Purchaser will deliver to the "Shareholders" (as defined in Section 3.2.4(c)) the cash payment(s) for the "Grossed-up Tax Payments," at such time(s) as delineated in Section 3.4.

             3.2.5 Any wire transfer of funds by Purchaser will be in immediately available funds and will be sent to Seller's bank, or to such other bank within the continental United States as Seller may have designated by notice to Purchaser.

             3.2.6 On the Closing Date Purchaser will assume the Assumed Liabilities effective as of the Closing Date.

      3.3 ALLOCATION OF PURCHASE PRICE. The Parties agree that the Purchase Price will be allocated as reflected in Schedule 3.3, which schedule will be completed and agreed to within 60-days after Closing. The portion of the Purchase Price consisting of Additional Consideration and/or Grossed-up Tax Payments shall be allocated among Seller based on (a) with respect to Additional Consideration, which Shareholder of which Seller shall have made the Seller Election which produced such Additional Consideration, and (b) with respect to the Grossed-up Tax Payments, the Grossed-up Tax Payments directly attributable to the Shareholders of each Seller.

      3.4    GROSSED-UP TAX PAYMENTS.

             3.4.1 A Seller's "Grossed-up Tax Payment" is equal to the amount such that after:

                  (a) the receipt by such Seller of the Purchase Price applicable to such Seller;

                  (b) the payment by such Seller of all costs of sale applicable to it pursuant to Section 3.1.1(d);

                  (c) in the case of Dillen Products, Inc., Red Creek, Inc. and North Shore Plastics, Inc., the payment by such Seller of all federal and Ohio income (including, for this purpose, interest under Section 453A of the Code) and franchise Taxes and all interest and penalties attributable to such Taxes that arise or are incurred as a result of the transactions contemplated by this Agreement; and;

                  (d) the payment of all Taxes by the Shareholders of such Seller with respect to the aggregate proceeds received by such Shareholders (other than proceeds that are assets that are not being purchased by Purchaser and are listed on Schedule 2.1) upon the distribution of the remaining proceeds to the Shareholders of such Seller in liquidation of such Seller (and for purposes of determining the amount of such Taxes, the liquidation proceeds received by Bonner S

                        Corporation One, Inc. or by Bonner S Corporation Two, Inc. shall be distributed by such corporation to the Bonner ESBT in liquidation of such corporation);

             the aggregate amount of each of such Seller's Shareholder's net proceeds from the transactions contemplated by this Agreement shall equal:

                  (e) the excess of the Purchase Price applicable to such Seller (net of all costs of sale applicable to it) pursuant to Section 3.1.1(d), over

                  (f) the aggregate amount of Taxes that such Shareholders would have paid on the receipt of their respective shares of such Purchase Price in exchange for the equity interests in such Seller assuming that the transaction had been structured as a sale by such Shareholders of all of their respective equity interests in such Seller to the Purchaser, provided, that in the case of computing the amount of Taxes that the Bonner ESBT would have paid on the receipt of its share of the Purchase Price applicable to The Dillen Products Company, Ltd. or to North Shore Plastics, Inc., the computation of Taxes shall be based on the sale by the Bonner ESBT of all of its shares in Bonner S Corporation One, Inc. and Bonner S Corporation Two, Inc, respectively.

             It is the intention of the parties that this Section 3.4 be interpreted and applied consistently with the intention of the parties that the amount received by each Shareholder, net of all Taxes, be equal to the amount that such Shareholder would have received, net of all federal, state and local income taxes, on the sale of such Shareholder's directly or indirectly owned equity interests in the Sellers. The parties further agree that all calculations required under this Section 3.4 shall be made on the assumption that Dillen Products, Inc., Red Creek, Inc., Bonner S Corporation One, Inc. and Bonner S Corporation Two, Inc. qualify as S corporations under Section 1361 of the Code..

             3.4.2 For purposes of this Section 3.4:

                  (a) the term "Seller" shall refer to Dillen Products, Inc., The Dillen Products Company, Ltd., North Shore Plastics, Inc. or Red Creek, Inc., individually;

                  (b) the term "Sellers" shall refer to Dillen Products, Inc., The Dillen Products Company, Ltd., North Shore Plastics, Inc. and Red Creek, Inc., collectively;

                  (c)   the term "Shareholder" shall refer to the following:

                        (i) in the case of Dillen Products, Inc., the Bonner ESBT and Ken Hyslip, Sr.,

                        (ii) in the case of The Dillen Products Company, Ltd., Ken Nicholson, Ken Hyslip, Sr., Craig Hyslip, Ken Hyslip, Jr., and Rick Hyslip (all of whom are members thereof) and the Bonner ESBT (which is a beneficial owner of an interest in The Dillen Products Company, Ltd. by reason of its ownership of all of the outstanding stock in Bonner S Corporation One, Inc., which is a member of The Dillen Products Company, Ltd.),

                        (iii) in the case of Red Creek, Inc., the Bonner ESBT,
                              and

                        (iv) in the case of North Shore Plastics, Inc., the Bonner ESBT (which is a beneficial owner of shares in North Shore Plastics, Inc. by reason of its ownership of all of the outstanding stock in Bonner S Corporation Two, Inc., which is a shareholder of North Shore Plastics, Inc.), Jill Bonner and John Bonner;

                   (d) the term "Bonner ESBT" shall refer to a trust created by Mr. Richard A. Bonner, that is a shareholder in Dillen Products, Inc., Red Creek, Inc., Bonner S Corporation One, Inc. and Bonner S Corporation Two, Inc., which is treated for federal income tax purposes as an "electing small business trust" within the meaning of Section 1361(e)(1) of the Code;

                   (e) if a final determination is made by the Internal Revenue Service (the "IRS") that the Bonner ESBT does not qualify as an "electing small business trust" (as defined in Section 1361(e)(1) of the Code), then each reference in this Section 3.4 to the "Bonner ESBT" shall be deemed to refer instead to "Mr. Richard A. Bonner;" and

                   (f) if a determination is made by the Ohio Department of Taxation or otherwise that Mr. Richard A. Bonner is subject to tax for Ohio income tax purposes on income allocable to the Bonner ESBT, then each reference in this Section 3.4 to the "Bonner ESBT" shall be deemed to refer instead to "Mr. Richard A. Bonner."

             3.4.3 The amount of the Grossed-up Tax Payment applicable to a Seller shall be determined and paid at the following times:

                   (a) at Closing, each Seller shall be paid the Grossed-up Tax Payment applicable to such Seller assuming that the Purchase Price applicable to such Seller did not include any Additional Consideration and that the Post-closing Adjustment will be assumed to equal the Withheld Amount;

                   (b) upon the payment to such Seller of its share of the Withheld Amount in accordance with Sections 3.1.2 and 3.2.2.;

                   (c) whenever any Seller, or Shareholder of a Seller, shall be obligated to make a payment of interest described in Section 453A of the Code;

                   (d) whenever any Seller, or Shareholder of a Seller, receives Additional Consideration;

                   (e) whenever any Seller, or Shareholder of a Seller, believes in good faith that it is required to make a payment of Taxes by reason of the transactions described in this Agreement; and

                   (f)    as provided in Section 3.4.5.

             3.4.4 The following shall apply for purposes of determining the amount of the Grossed-up Tax Payment due at any particular time:

                   (a)    All determinations required to be made under this
                          Section 3.4 (including whether a Grossed-up Tax Payment is required and the amount of such Grossed-up Tax Payment), shall be made jointly by Schmitz, Corrigan, Krause & Co. (or any other firm of certified public accountants selected from time to time by Mr. Richard A. Bonner) and Arthur Andersen LLP (or any other firm of certified public accountants selected from time to time by the Purchaser) (collectively, the "Firm"), who shall submit its determination and detailed supporting calculations to the applicable Seller (or, if applicable, the affected Shareholder(s)) (the "Taxpayer") and Purchaser within 15 calendar days after such time or times as may be requested by the Taxpayer. If the Firm determines that a Grossed-up Tax Payment is required, the Purchaser shall pay such Taxpayer the required Grossed-up Tax Payment within ten calendar days after receipt of such determination and calculations. Any determination by the Firm as to the amount of the Grossed-up Tax Payment shall be binding upon the Purchaser and such Taxpayer. In the event that Schmitz, Corrigan, Krause & Co. (or any other firm of certified public accountants selected from time to time by Mr. Richard
                          A. Bonner) and Arthur Andersen LLP (or any other firm of certified public accountants selected from time to time by the Purchaser) are unable to agree as to whether a Grossed-up Tax Payment is required or on the amount thereof, then such determinations shall be made by PwC.

                   (b) Each Taxpayer shall provide the Firm (or, if applicable, PwC) access to and copies of any tax returns, books, records and other documents in the possession of such Taxpayer reasonably requested by the Firm (or, if applicable, PwC) and otherwise cooperate with the Firm (or, if applicable, PwC) in connection with the preparation and issuance of the determination contemplated by this Section 3.4.4. The Firm (or, if applicable, PwC) shall not, without the prior written consent of the Taxpayer, make available to Purchaser, portions of the Taxpayer's tax returns, books, records or other documents, or copies thereof.

                  (c) The fees and expenses of the Firm (or, if applicable, PwC) for its services in connection with the determinations and calculations contemplated by this
                        Section 3.4 shall be borne by the Purchaser.

             3.4.5 As provided in Section 3.4.3(f), the Purchaser shall also be required to make Grossed-up Tax Payments with respect to a Taxpayer in accordance with the following:

                  (a) Any Taxpayer (as defined in Section 3.4.4(a)) may notify the Purchaser in writing of the issuance of a Revenue Agent's Report by the Internal Revenue Service or other tax authority (a "Claim") that , if successful, would require the payment by the Purchaser of a Grossed-up Tax Payment. Such notification shall be given no later than ten days after such Taxpayer receives such Claim. Such Taxpayer further agrees to provide a copy of the Claim to the Purchaser and the date on which additional Taxes are requested to be paid (in each case, to the extent known by such Taxpayer). No Taxpayer shall pay any such Taxes prior to the earlier of (i) the expiration of the 30-calendar-day period following the date on which such Taxpayer gives such notice to the Purchaser, and
                        (ii) the date that any payment or amount with respect to such Claim is due. If the Purchaser notifies such Taxpayer in writing at least five business days prior to the expiration of such period that it desires to contest such Claim, such Taxpayer agrees to:

                          (i) provide the Purchaser with any written records or documents in such Taxpayer's possession relating to such Claim reasonably requested by the Purchaser;

                          (ii) take such actions in connection with contesting such claim as the Purchaser shall reasonably request in writing from time to time, including, without limitation, accepting legal representation with respect to such claim by an attorney competent in the subject matter and reasonably selected by the Purchaser;

                          (iii) cooperate with the Purchaser in good faith in
                                order to contest effectively such Claim; and

                          (iv) permit the Purchaser, if legally permitted to do so, to participate in any proceedings relating to such Claim;

                          provided, however, that the Purchaser shall bear and pay directly all costs and expenses (including interest and penalties) incurred in connection with such contest and shall indemnify and hold such Taxpayer harmless, on an after-tax basis (taking into account all federal, state and local income taxes, interest and penalties), for and against any Taxes imposed as a result of such representation and payment of costs and expenses. Without limiting the foregoing provisions of this Section 3.4.5, the Purchaser shall control all proceedings taken in connection with the contest of any Claim contemplated by this Section 3.4.5 and, at its sole option, may pursue or forego any and all administrative appeals, proceedings, hearings and conferences with the taxing authority in respect of such Claim (provided, however, that such Taxpayer may participate therein at such Taxpayer's own cost and expense) and may, at the Purchaser's option, either direct such Taxpayer to pay the Taxes claimed to be due and sue for a refund or contest the Claim in any permissible manner, and such Taxpayer agrees to prosecute such contest to a determination before any administrative tribunal, in a court of initial jurisdiction and in one or more appellate courts, as the Purchaser shall determine; provided, however, that if the Purchaser directs such Taxpayer to pay the Taxes claimed to be due and sue for a refund, the Purchaser shall advance the amount of such payment to such Taxpayer on an interest-free basis and shall indemnify and hold such Taxpayer harmless, on an after-tax basis (taking into account all federal, state and local income taxes, interest and penalties), from any Taxes imposed with respect to such advance;
                        and provided further, however, that such Taxpayer shall agree, at the request of the Purchaser, to extend the statute of limitations relating to payment of taxes for such Taxpayer's taxable year with respect to which the contested amount is claimed to be due. Furthermore, the Purchaser's control of any such contested Claim shall be limited to issues with respect to which a Grossed-up Tax Payment may be payable hereunder and such Taxpayer shall be entitled to settle or contest, as the case may be, any other issue raised by the IRS or any other taxing authority.

                  (b) If, after the receipt by a Taxpayer of any payment from the Purchaser pursuant to this Section 3.4.5, such Taxpayer receives any refund with respect to such payment, such Taxpayer agrees (subject to the Purchaser's complying with the requirements of Section 3.4.5(a) hereof) to pay within 10 days upon receipt to the Purchaser the amount of such refund (together with any interest paid or credited thereon net of any taxes (taking into account all federal, state and local income taxes, interest and penalties) imposed with respect thereto). If, after such Taxpayer's receipt of a payment from the Purchaser pursuant to Section 3.4.5(a) hereof, a determination is made that such Taxpayer is not entitled to any refund with respect to such Claim and the Purchaser does not notify such Taxpayer in writing of its intent to contest such denial of refund prior to the expiration of thirty calendar days after such determination, then such payment shall be forgiven to the extent of the Grossed-up Tax Payment required to be paid pursuant to this Section 3.4, and the amount forgiven shall offset, to the extent thereof, the amount of such Grossed-up Tax Payment. Any remainder of an advance shall be promptly repaid upon demand.

4.0   ASSUMPTION OF LIABILITIES; CONSENTS

      4.1 GENERAL LIMITATION ON ASSUMPTION OF LIABILITIES. Except for "Permitted Encumbrances" (being those encumbrances listed on Schedule 4.1) and liens for taxes not yet due and payable and except as otherwise provided in Section 4.2 below, Seller will transfer the Purchased Assets to Purchaser free and clear of all Encumbrances.

      4.2 ASSUMED LIABILITIES AND OBLIGATIONS. As of the Closing Date, Purchaser will undertake, assume, perform and otherwise pay, satisfy and discharge, and hold Seller harmless from the Assumed Liabilities, pursuant to an Assignment and Assumption Agreement ("Assumption Agreement"). The Assumption Agreement will provide for the assumption by Purchaser of the Assumed Liabilities and the assignment to Purchaser of Seller's right, title and interest in each of the Leases, contracts, licenses, employment and related agreements listed on
Schedule 6.8 (Item 1) and other agreements necessary for the conduct of the Business as listed on Schedule 2.1.3, together with all consents of third parties that the Seller, through the use of commercially reasonable best efforts, has been able to obtain which are required to make each such assignment effective as to such third parties.

5.0   CLOSING

      5.1 TIME; LOCATION. Subject to the conditions contained herein, the closing of the transactions to be effected hereunder (the "Closing") will be held on the Closing Date at the offices of Brouse McDowell, L.P.A., Akron, Ohio, or such other place as the Parties will mutually agree.

      The term "Closing Date" will mean Monday, August 2, 1999, at 10:00 a.m., local time, the date and time when the transfer of the Purchased Assets and the payment therefor will take place, or such other date and time as the Parties may mutually agree.

      5.2 DOCUMENTS. On the Closing Date, Seller will execute and deliver to Purchaser the following instruments of transfer and assignment:

             5.2.1 A duly executed Right of First Negotiation for the Real Property, in recordable form.

             5.2.2 A duly executed Amendment to Lease Agreement extending the term of the lease on the 15150 Madison Road, Middlefield, Ohio property to August 31, 2018, in recordable form.

             5.2.3 A general bill of sale, transferring to Purchaser good and marketable title to all of the tangible personal property included in the Purchased Assets, subject only to Permitted Encumbrances.

             5.2.4 Title to all vehicles included in the Purchased Assets.

             5.2.5 The certificates of Seller described in Sections 8.3(a) and
      (b).

             5.2.6 The Assumption Agreement.

             5.2.7 A legal opinion of Seller's counsel.

             5.2.8 The Seller and Mr. Richard A. Bonner shall have entered into the non-disclosure, non-interference and non-compete agreement described in Sections 10.1 to 10.3.

             5.2.9 Mr. Richard A. Bonner shall execute and deliver to Purchaser an unconditional guaranty, pursuant to which he personally guarantees the Seller's performance and payment when due of each of its duties and obligations arising under this Agreement and the Ancillary Agreements (the "Guaranty").

             5.2.10 The Security Agreement.

             5.2.11 Such other documents as will reasonably be required by Purchaser or its counsel.

      5.3 ACTIONS BY PURCHASER. On the Closing Date, Purchaser will pay Seller the cash portion of the Purchase Price in cash or by wire transfer of immediately available funds, in accordance with Section 3.1.1(a) and (b), and will further execute and deliver to Seller the following agreements and documents:

             5.3.1  The Assumption Agreement.

             5.3.2 The certificates of Purchaser described in Sections 9.3 and 9.4.

             5.3.3 A legal opinion of Purchaser's counsel.

             5.3.4 Such other documents as will reasonably be required by Seller or its counsel.

6.0   REPRESENTATIONS AND WARRANTIES OF SELLER

      Seller represents and warrants to Purchaser as follows:

      6.1 ORGANIZATION, GOOD STANDING, POWER. Each Seller (a) is an entity organized, validly existing and in good standing under the laws of the State of Ohio; (b) and is qualified to do business and is in good standing as a foreign corporation in all jurisdictions in which Seller conducts the Business, except where the failure so to qualify will not have a material adverse effect on the Business; and (c) has all requisite corporate power and authority (i) to own, lease and operate the Business and the Purchased Assets and to carry on the Business as presently being conducted, (ii) to execute, deliver and perform this Agreement and the "Ancillary Agreements" (being collectively, the real and personal property conveyances and assignments, the Assumption Agreement and the Security Agreement) to which it is a party, and (iii) to consummate the transactions contemplated thereby.

      6.2 AUTHORIZATION OF AGREEMENT AND ENFORCEABILITY. Each Seller has taken, or will take prior to Closing, all necessary corporate action to authorize the execution, delivery and performance of this Agreement, the Ancillary Agreements to which it is a party, and the consummation of the transactions contemplated thereby. This Agreement and the Ancillary Agreements to which it is a party have been or will be duly and validly authorized, executed and delivered by each Seller and, when so executed and delivered, will constitute the valid and legally binding obligations of each Seller, enforceable in accordance with their terms, but subject to bankruptcy, insolvency and other similar laws of general application affecting the enforcement of creditors' rights and to the availability of equitable remedies being in the discretion of a court of competent jurisdiction.

      6.3 EFFECT OF AGREEMENT. Except as set forth on Schedule 6.3, the execution, delivery and performance by Seller of this Agreement and the Ancillary Agreements to which it is a party and the consummation of the transactions contemplated thereby will not (a) violate any provision of law, statute or regulation to which each Seller, the Business, or the Purchased Assets are subject; or (b) violate any judgment, order, writ or decree of any court applicable to each Seller, the Business, or the Purchased Assets; (c) result in the breach of, or conflict with, or constitute a default under, any commitment, contract, or other agreement to which each Seller is party or by which the Purchased Assets or the Business are bound; or (d) result in the creation or imposition of any lien, security interest, charge, or encumbrance upon the Purchased Assets.

      6.4 RESTRICTIONS; BURDENSOME AGREEMENTS. Except as set forth on Schedule 6.4, each Seller is not a party to any contract, commitment, or agreement, nor is Seller or any of the Purchased Assets subject to or bound or affected by any charter, bylaw or other corporate restriction, or any order, judgment, decree, law, statute, ordinance, rule, regulation or other restriction of any kind or character which would (a) prevent each Seller from entering into this Agreement or the Ancillary Agreements to which it is a party or from consummating the transactions contemplated thereby, or (b) have a material adverse effect upon the Purchased Assets or Business.

      6.5 GOVERNMENT AND OTHER CONSENTS. Except as required by the permits and licenses referred to in Section 6.14 hereof, and except for such filings or authorizations as have heretofore been made or obtained, no consent, authorization, or approval of, or filing with any governmental or regulatory body is required for the execution, delivery and performance by each Seller of this Agreement or the Ancillary Agreements.

      6.6 FINANCIAL STATEMENTS. The balance sheet and the income statement of Dillen Products, Inc. for the twelve months ended December 31, 1998, have been audited and prepared in accordance with GAAP and attached hereto as Schedule 6.6(a), are in accordance with the books and records of the Business and reflect bona fide transactions, and fairly present in all material respects the financial condition and results of operation of Dillen Products, Inc. as of the date thereof.

      The balance sheet and the income statement of The Dillen Products Company, Ltd., for the twelve months ended December 31, 1998, have been reviewed and prepared in accordance with GAAP and attached hereto as Schedule 6.6(b), are in accordance with the books and records of the Business and reflect bona fide transactions, and fairly present in all material respects the financial condition and results of operation of Dillen Products Company, Ltd. as of the date thereof.

      The consolidated balance sheet of the Business for the four months ended April 30, 1999, have been compiled and prepared in accordance with GAAP and attached hereto as Schedule 6.6(c), are in accordance with the books and records of the Business and reflect bona fide transactions, and fairly present in all material respects the financial condition and results of operation of the Business as of the date thereof.

      The consolidated income statements of Seller for the four months ended April 30, 1999, have been compiled and prepared in accordance with GAAP (with the exception that footnotes have not been presented therewith), and attached hereto as Schedule 6.6(d), are in accordance with the books and records of the Business and reflect bona fide transactions, and fairly present in all material respects the financial condition and results of operation of each Seller and the Business as of the date thereof.

      6.7 DEBTS, OBLIGATIONS AND LIABILITIES. Except (a) as set forth on page three of the Consolidated Business Review as prepared by the Falls River Group, LLC and the financial statements attached hereto on Schedules 6.6(a) through 6.6(d) of the Business provided to Purchaser hereunder, (b) as incurred in the ordinary course of the Business subsequent to December 31, 1998, or (c) as described in Schedule 6.7, Seller has no debts, obligations, guarantees or other liabilities (whether absolute, contingent or otherwise), in respect of the Purchased Assets or the Business which are of a type which would be required to be accrued for or otherwise reflected in financial statements prepared in accordance with GAAP, consistently applied, and Seller does not know of, or have any reasonable ground to know of, any basis for the assertion against Seller in respect of its conduct of the Business of any such material liability or obligation.

      6.8 ABSENCE OF CERTAIN CHANGES OR EVENTS. Since December 31, 1998, except as set forth on Schedule 6.8 hereto, in its conduct of the Business, Seller has not:

             6.8.1 Amended or terminated any contract other than in the ordinary course of the Business;

             6.8.2 Suffered the occurrence of any events which, individually or in the aggregate, have had, or should reasonably be expected to have, a material adverse effect upon the Purchased Assets or the Business as now conducted by Seller;

             6.8.3 Incurred any damage or destruction having a material adverse effect upon the Purchased Assets or the Business by fire, storm, or similar casualty, whether or not covered by insurance;

             6.8.4 Sold, transferred or leased any of the Purchased Assets, except for transactions in the ordinary course of the Business;

             6.8.5 Waived or released any rights with respect to the Purchased Assets or the Business other than in the ordinary course of the Business;

             6.8.6 Except in connection with the carrying out of the transactions contemplated by this Agreement, entered into any transaction other than in the ordinary course of the Business;

             6.8.7 Deferred the payment of any expense or liability, or prepaid any expense or liability, in anticipation of the consummation of the transactions contemplated hereby;

             6.8.8 Incurred any material fixed or contingent obligation or entered into any agreement, commitment, or other transaction or arrangement that is not in the ordinary course of the Business.

             6.8.9 Subjected to lien, security interest, or any other Encumbrance (other than Permitted Encumbrances) any of the Purchased Assets other than in the ordinary course of business.

             6.8.10 Materially increased the compensation of Employees, except following normal review procedures or as reasonably deemed necessary in the ordinary course of the Business; or

             6.8.11 Materially altered its conduct in its relations with suppliers or customers other than in the ordinary course of the Business.

      6.9 TAXES. All federal, state, county, municipal and foreign tax returns, reports and declarations which are required to be filed prior to the Closing by or with respect to the Business have been filed or will be filed by it in a timely manner. Seller has paid all taxes, assessments and other governmental charges which have become due and are imposed by law upon the Business or any of its properties, assets, income, receipts, payrolls, transactions, capital, net worth or franchise. Except for the items listed on Schedule 6.9, no notice of deficiency or assessment of additional taxes has been received with respect to the Business. All taxes, assessments and other governmental charges to be paid with respect to operations of the Business prior to Closing will be paid as the same will become due and payable.

             6.9.1 Except for liens for current Taxes not yet due, there are no liens for Taxes and no liens for Taxes will attach as a result of the sale by Seller to Purchaser of the Purchased Assets.

             6.9.2 None of the Purchased Assets directly or indirectly secures any debt, the interest on which is tax-exempt under Section 103 of the Internal Revenue Code of 1986, as it may be amended from time to time, and any successor thereto ("Code").

             6.9.3 None of the Purchased Assets is "tax-exempt use property" within the meaning of Section 168(h) of the Code.

             The term "Taxes" will mean all taxes, charges, fees, levies or other assessment imposed by any taxing authority, including, without limitation, income, gross receipts, excise, withholding, personal property, real estate, sale, use, ad valorem, license, lease, service, severance, stamp, transfer, payroll, employment, customs, duties, alternative, add on minimum, estimated and franchise taxes (including any interest, penalties or additions attributable to or imposed on or with respect to any such assessment).

      6.10 TITLE TO PROPERTIES; ABSENCE OF LIENS AND ENCUMBRANCES. Seller owns and has good title to the Purchased Assets, free and clear of all Encumbrances, other than (a) any lien for Taxes not yet due and payable, and (b) Permitted Encumbrances.

      6.11   REAL PROPERTY.

             6.11.1 The Leases attached on Schedule 2.1.1 correctly identify the Real Property subject to the Leases.

             6.11.2 No portion of the Real Property subject to the Leases is occupied by Persons other than Seller, and Seller has entered into no written or oral agreements or other agreements relating to the occupancy or use of the Real Property other than the Leases. Seller is in all material respects in compliance with the terms and conditions of the Leases, each one of which is in full force and effect. No default exists with the Leases, or is threatened, and no cause exists for such a default.

             6.11.3 Seller has received no written notice of, and otherwise has no Knowledge of, any pending, threatened or contemplated condemnation, eminent domain or similar proceedings affecting the Real Property or any part thereof.

             6.11.4 Seller has no Knowledge of any facts or conditions that cause Seller to believe that there are any material defects in the structural integrity of the Business facilities which have not been disclosed to Purchaser.

             6.11.5 The Real Property is zoned industrial, which permits the uses of the Real Property, and the operation of the Business facilities as currently operated. The present uses of the Real Property do not violate any provision of any applicable building codes, fire regulations, health regulations or other governmental ordinances, except for such violations which, individually or in the aggregate, could not reasonably be expected to have a material adverse effect on the Business.

      6.12 MACHINERY AND EQUIPMENT. The Purchased Assets, together with all items of personal property leased by the Business, include all machinery and equipment necessary for the operation of the Business as presently operated; except as set forth on Schedule 6.12 hereto, all material items of such machinery and equipment taken as a whole is in such condition and state of repair as is generally acceptable for operation of the Business as presently operated; Seller has not deferred any repairs or maintenance of such machinery and equipment in anticipation of its sale of the Purchased Assets; and Seller has no Knowledge of any material defect in such machinery and equipment.

      6.13 PROPRIETARY RIGHTS. Except as listed on Schedule 6.13, no patents, patent applications, inventions, intellectual property and trade secret assets used in the Business and no trademarks, trade names or service marks used in the Business (all of the foregoing collectively referred to as the "Proprietary Rights") are material to the operation of the Business as presently operated. Seller's operations in connection with the Business do not to Seller's Knowledge violate or infringe the proprietary rights of other parties.

      6.14 PERMITS, LICENSES. To Seller's Knowledge, Seller has all material permits, licenses, registrations, orders and approvals of federal, state, or local government or regulatory bodies that are required to own the Purchased Assets and to operate the Business as presently operated (including without limitation those required under any "Environmental Law" (as defined below)) (collectively the "Permits"). To Seller's Knowledge, Seller is in all material respects in compliance with the terms and conditions of the Permits. Schedule 6.14 hereto sets forth a correct and complete list of all material Permits, each one of which is in full force and effect. To Seller's Knowledge, no suspension or cancellation of any of the material Permits is threatened and no cause exists for such suspension or cancellation. Any Permits which cannot be transferred are identified on Schedule 6.14.

      6.15 COMPLIANCE WITH THE LAW. Except as otherwise described in this
Article 6, to Seller's Knowledge, the Business has been and is being conducted in all respects in accordance and in compliance with, all applicable laws, ordinances, rules and regulations of all federal, state, and local governmental authorities (other than Environmental Laws, as to which Seller's sole representations and warranties hereunder are set forth in Section 6.20).

      6.16 LITIGATION. Except as described in Schedule 6.16 hereto, there is no claim, action, suit, proceeding, arbitration, investigation or inquiry pending before any federal, state, municipal, or other court or governmental or administrative agency, or, to Seller's Knowledge, threatened against the Seller or the Business or any of the Purchased Assets, or the transactions contemplated by this Agreement, which should reasonably be expected to have a material adverse effect upon the Purchased Assets or the Business or the transactions contemplated by this Agreement. There is not in existence at present any order, judgment or decree of any court or other tribunal or any agency enjoining or requiring Seller to take any action of any kind with respect to the Purchased Assets or the Business, or to which Seller or the Purchased Assets are subject or bound. Seller is not in default under any order of any federal, state, municipal or other governmental agency or with respect to any order, writ, injunction or decree of any court with respect to the Purchased Assets or the Business.

      6.17 PURCHASE AND SALE OBLIGATIONS. As of the Closing Date, all unfulfilled purchase and sale orders and all other commitments for purchases and sales made by Seller in connection with the Business will have been made in the usual and ordinary course of the Business and in accordance with the customary pricing policies of Seller in connection with the Business.

      6.18 LABOR MATTERS. Except as described in Schedule 6.16 or 6.18 hereto, there are no discrimination or sexual harassment complaints nor any other kind of labor related disputes against Seller in connection with the Business pending before or, to Seller's Knowledge, threatened before any federal, state, or local court or agency, and, no dispute respecting minimum wage or overtime claims has arisen. The Business has not experienced any general labor disputes or any work stoppage due to labor disagreements within the past three years.

      With respect to the Business and except to the extent set forth in
Schedule 6.18, (a) Seller and the Business are in compliance with all applicable laws respecting employment and employment practices, terms and conditions of employment, and wages and hours, and are not engaged in any unfair labor practice; (b) there is no unfair labor practice charge or complaint against Seller pending or, to Seller's Knowledge, threatened, before the National Labor Relations Board; (c) there is no labor strike, request for representation, slowdown or stoppage actually pending or, to Seller's Knowledge, threatened against or affecting Seller; and (d) Seller has not received written notice of any demand concerning union representation having been raised within the past three years and, to Seller's Knowledge, no such representation is threatened, respecting the Employees. The Business is not now, and has not at any time within the past three years been, subject to any collective bargaining agreement.

      6.19  EMPLOYEE BENEFITS.

             6.19.1 To the best of its Knowledge, Seller has not taken any action which may result in Purchaser being a party to, or bound by, any Plan subject to the Employee Retirement Income Security Act of 1974, as amended from time to time, and all regulations promulgated thereunder ("ERISA"), and, Purchaser will have no liability under any ERISA Plan or payroll practice/employee arrangement following the consummation of the transactions contemplated hereby; except that Purchaser will assume as of Closing the Dillen Products, Inc. Employee Savings 401(k) Plan ("401K Plan") and Purchaser will be responsible for continuing to provide health care coverage to those persons who had elected or who were eligible to elect such coverage up through the Closing Date.

             6.19.2 Seller warrants that no ERISA Plan or other employee arrangement has provided for the payment of retiree benefits in any manner such that Purchaser would become liable to make such payments. There have been no failures to provide health care continuation coverage ("COBRA Coverage") under any welfare benefit plans sponsored by Seller which Sections 601 through 608 of ERISA require.

             6.19.3 Seller represents and warrants to Purchaser that there currently is no defined contribution retirement plan, other than the 401K Plan, nor any defined benefit retirement plan maintained by the Seller for its employees, nor has there been any such plan(s) in existence or maintained by Seller in the past three years.

      6.20  ENVIRONMENTAL COMPLIANCE.  Except as described in Schedule 6.20:

               (a) There has been no disposal or treatment of hazardous substances by Seller (or any predecessor in interest or entities acquired, combined. merged or amalgamated) or any release at, on or under any real property, or the Real Property, by Seller or to Seller's Knowledge, by any other person, in violation of any Environmental Law (as defined below) or which would require investigation, assessment or remedial action under any Environmental Law; and (ii) none of the sediment, surface or subsurface soil, ground water or surface water of such real property, or the Real Property, is, or has been, contaminated by any release.

               (b) Seller has not received any (i) notice from any governmental authority or other third party of any alleged violation with respect to any Environmental Law; or (ii) notice of any actual, pending or threatened regulatory action involving Seller or involving any present or former owner, lessee or operator of any real property, or the Real Property.

               (c) There are no (i) incinerators, septic tanks, underground tanks or cesspools which have been located, on, at or under any real property, or the Real Property; (ii) all sewage from the

Real Property is discharged into a public sanitary sewer system; and (iii) there has been no release by Seller of regulated or hazardous substances into the environment or into any adjoining or adjacent property.

               (d) Seller has obtained all permits, consents and approvals to conduct the Business and operations in compliance with all applicable Environmental Laws.

               For purposes of this Agreement, the term "Environmental Laws" shall mean any and all laws, statutes, ordinances, rules, regulations, orders, agreements or determinations of any governmental authority pertaining to the operation, emission, discharge or release of pollutants, contaminants, hazardous substances or wastes into the environment or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of pollutants, contaminants, hazardous substances or wastes or the investigation, assessment, clean-up or other remediation thereof. For purposes of this Agreement, the term "Governmental Authority" includes, but is not limited to the federal, provincial and municipality and other political subdivisions in which the properties and Seller are located or which exercises jurisdiction over any of the properties, and any agency, department, commission, board, bureau or instrumentality or any of them that exercises jurisdiction over any of the properties or Seller.

        6.21 SECURITIES. No shares of stock or other securities are included in the Purchased Assets.

        6.22 ILLEGAL PAYMENTS. No part of the Business is dependent upon, or results from, any payments, direct or indirect, in the nature of bribes, kick-backs, or similar payments to any government or agency thereof or to any other Person, or in the nature of contributions to any domestic or foreign political party or candidate, and no illegal payments have been made.

        6.23 INTEREST IN BUSINESS. Seller has not granted, and there is not outstanding, any option, right, agreement or other obligation pursuant to which any Person could claim a right to acquire, in any way, all or any part of, or interest in, the Business, other than any which might arise in the ordinary course of the Business as a result of a sale, or agreement to sell, Product.

        6.24 BROKERS, FINDERS, COUNSEL AND AGENTS. Other than the fees and costs payable by Seller to Falls River Group, LLC, Seller is not directly or indirectly obligated to pay any fee or commission to anyone as a broker, finder or in any other similar capacity in connection with this Agreement or the transactions contemplated hereby. The fees and costs payable under this Section will be paid by Seller from the Purchase Price received hereunder and they will not be accrued on the Balance Sheet or Financial Statements.

        6.25 PRODUCTS LIABILITY. Except as disclosed on Schedule 6.16, there are no pending or, to Seller's Knowledge, threatened, claims for personal injury, property damage or (except for returned products) breach of warranty against Seller with respect to any products manufactured, processed, sold or distributed by the Business. There is no reason to expect that significant or extraordinary product liability claims will be made against Seller after the Closing Date that relate to such products manufactured, processed, sold or distributed prior to the Closing Date.

        6.26 YEAR 2000 COMPLIANCE. Except as disclosed on Schedule 6.26, the assets, products, components, systems, processes, controls or other goods, work or services of Seller are Year 2000 Compliant. For purposes of this Agreement, "Year 2000 Compliant" means:

                  (a) the functions, calculations and computing processes perform in a consistent manner and without interruptions, regardless of the date in time on which processes are actually performed, and regardless of the data input or output, whether before, on, during or after January 1, 2000, and whether or not the data is affected by leap years;

                  (b) date data is accepted, calculated, compared, sorted, extracted, sequenced or otherwise processed, and returned and displayed, in a consistent manner regardless of the dates used in such data, whether before, on, during or after January 1, 2000; and

                  (c) the assets, products, components, systems, processes, controls or other goods accept and respond to year-date input, and store and display data in a manner that is unambiguous as to the century in a defined, predetermined and appropriate manner.

         6.27 SOFTWARE LICENSES. Except as disclosed on the Disclosure Schedule, Seller has a valid license for any and all computer software used in the business and Seller is in compliance with the terms of each such license.

7.0      REPRESENTATIONS AND WARRANTIES OF PURCHASER

         Purchaser hereby represents and warrants to Seller as follows:

         7.1 ORGANIZATION, GOOD STANDING, POWER. Purchaser is a corporation organized, validly existing and in good standing under the laws of Ohio and has all requisite corporate power and authority, licenses, permits and franchises to own, lease and operate the Business and the Purchased Assets and to execute, deliver and perform this Agreement and the Ancillary Agreements to which it is a party and to consummate the transactions contemplated thereby.

         7.2 AUTHORIZATION OF AGREEMENT AND ENFORCEABILITY. Purchaser has taken all necessary corporate action to authorize the execution, delivery and performance of this Agreement and the Ancillary Agreements to which it is a party and the consummation of the transactions contemplated thereby. This Agreement and the Ancillary Agreements to which Purchaser is a party have been duly and validly authorized, executed and delivered by and constitutes the valid and legally binding obligations of Purchaser, enforceable in accordance with their terms, but subject to bankruptcy, insolvency and other similar laws of general application affecting the enforcement of creditors' rights and to the availability of equitable remedies being in the discretion of a court of competent jurisdiction.

         7.3 EFFECT OF AGREEMENT; CONSENTS. No consent, authorization, approval or exemption by, or filing with, any governmental or public body or authority is required, which will not have been obtained by Purchaser on or prior to the Closing Date, in connection with the execution, delivery and performance by Purchaser of this Agreement and the Ancillary Agreements to which either of them is a party or the taking of any action contemplated thereby. The execution, delivery and performance of this Agreement and the Ancillary Agreements to which Purchaser is a party and the consummation of the transactions contemplated by it thereof will not (with or without the giving of notice or the lapse of time, or both) (a) violate any judgment, order, writ or decree of any court applicable to Purchaser, (b) violate any provision of law, statute or regulation to which Purchaser is subject or (c) result in breach of, or conflict with, any contract or other agreement if the effect of such breach or conflict would impair Purchaser's ability to perform its obligations hereunder.

         7.4 LITIGATION. There is no claim, action, suit, proceeding, arbitration, investigation, or inquiry before any federal, state, municipal, or other court or governmental or administrative or self-regulatory body or agency, or any private arbitration tribunal or, to Purchaser's Knowledge, threatened against Purchaser or any of its respective assets, or the transactions contemplated by this Agreement, which should reasonably be expected to have an adverse effect upon the transactions contemplated by this Agreement or Purchaser's ability to perform its obligations hereunder.

         7.5 INFORMATION ON PURCHASER. Except as set forth or disclosed in the filings made by Purchaser with the Securities and Exchange Commission ("Commission") filed by Purchaser with the Commission prior to the date of this Agreement, since December 31, 1998 to the date of this Agreement, there has not been any change in the financial condition, results of operations or business of Purchaser that either individually or in the aggregate has had a material adverse effect on Purchaser.

8.0      COVENANTS OF SELLER; CONDITIONS PRECEDENT TO OBLIGATIONS OF
         PURCHASER

         8.1 PRE-CLOSING AFFIRMATIVE COVENANTS. Seller covenants to the Purchaser that, between the date of this Agreement and the Closing, Seller will:

                  (a) Give to Purchaser and its counsel, accountants, consultants and other representatives reasonable access, during normal business hours, to such of the properties, books, accounts, contracts and records of Seller and furnish to Purchaser all such information concerning Seller and the business as Purchaser reasonably may request.

                  (b) Except as permitted on Schedule 8.1(b), or required hereby or as Purchaser may otherwise consent to in writing, operate the business only in the usual, regular and ordinary manner as such business was conducted prior to the date hereof and, to the extent consistent with such operation, use its reasonable best efforts to (i) preserve and keep intact its present business organization, (ii) keep available the services of the employees of Seller, and
(iii) preserve Seller's relationships with customers, suppliers and others having business dealings with Seller until the Closing Date.

                  (c) Maintain the Purchased Assets, whether owned or leased, including the spare parts inventory, in good repair, order and condition, in accordance with manufacturer's instructions and Seller's past practices, reasonable wear and tear excepted.

                  (d) Maintain Seller's books and records in the usual, regular and ordinary manner, in accordance with GAAP and on a basis consistent with prior years.

                  (e) Comply in all material respects with all laws and regulations applicable to Seller and to the conduct of the business.

                  (f) Perform all the obligations of Seller relating to the assets and the Business without material default in accordance with the past practices of Seller.

                  (g) Obtain in writing as promptly as possible all approvals and consents required with respect to all material contracts, instruments or other agreements, without cost or expense to the Purchaser, in order to effectuate the contemplated transaction, and to deliver to Purchaser copies of such approvals and consents.

                  (h) Give to Purchaser prompt written notice of any damage by fire or other casualty upon the assets or the business.

                  (i) Advise Purchaser promptly in writing of any fact which would have been required to be set forth or disclosed in or pursuant to this Agreement, or which would result in the breach in any material respect by Seller of any representation or warranty or any covenant or agreement hereunder.

                  (j) Not publish or disclose and not authorize or give permission to any of its officers, employees, directors, agents or representatives or any third party to publish or disclose any trade secrets or other confidential information or any data or business or financial books, records, or other information of, or pertaining to, Purchaser, which have been furnished to Seller by Purchaser or to which Seller, or any of his agents, attorneys, or accountants have had access during any investigation made in connection with this Agreement and which is not otherwise available to Seller, except as required by law.

                  (k) Not undertake any course of action inconsistent with satisfaction of the conditions applicable to Seller set forth in this Agreement, and Seller shall use its reasonable best efforts to do all such acts and take all such measures as may be necessary to comply with the representations, agreements, conditions and other provisions of this Agreement.

         8.2 PRE-CLOSING RESTRICTIVE COVENANTS. Between the date of this Agreement and the Closing, Seller will not:

                  (a) Sell, transfer, assign, lease, encumber or otherwise dispose of any of the Purchased Assets other than in the ordinary course of business.

                  (b) Change the character of the Business.
                  (c) Incur any material fixed or contingent obligation or enter into any agreement, commitment, or other transaction or arrangement that is not in the ordinary course of business.

                  (d) Subject to a new lien, security interest, or any other encumbrance on any of the Purchased Assets, other than in the ordinary course of business.

                  (e) Without the written consent of Purchaser, enter into any transaction, take any action, or by inaction permit any event to occur, which would result in any of the representations and warranties of the Seller herein contained not being true and correct in any material respect at and as of the time immediately after the occurrence of such transaction or event.

                  (f) Increase the rate of compensation paid, or pay any bonus to anyone connected with the business, except for (i) merit raises provided to employees in accordance with Seller's past practice, (ii) bonuses paid to Seller employees (other than the executives of Seller) in accordance with Seller's past practice and (iii) contributions to Seller's profit sharing plan in accordance with Seller's past practice. Seller further agrees not to establish or adopt any new pension or profit-sharing plan, deferred compensation agreement or employee benefit arrangement of any kind whatsoever covering or affecting Seller's employees.

                  (g) Publicize, advertise, or announce and use its reasonable best efforts not to permit any of its agents or representatives to publicize, advertise, or announce, to any third party, except as required pursuant to this Agreement to obtain the consent of such third party, and except as required in the interest of the business, the entering into of this Agreement, the terms of this Agreement, or the transactions contemplated hereby.

                  (h) Directly or indirectly solicit or engage in discussions or negotiations with, or provide any non-public information to or otherwise cooperate with, any other person who seeks to acquire, or expresses an interest in acquiring, all or any substantial part of the business, or for the purpose of effecting a transaction inconsistent with the Purchaser's acquisition of the business.

                  (i) Except in the ordinary course of business, cancel, release or relinquish any debts of or claims against others held by Seller, and no rights relating to the Business shall be waived.

                  (j) Other than in the ordinary course of business, Seller will not terminate or modify any lease, contract, governmental license, permit or other authorization or agreement affecting Seller, the Business or the Purchased Assets or the operation thereof, subject however to Section 5.2.2.

         8.3 PRE-CLOSING CONDITIONS. The obligations of Purchaser hereunder are subject to the fulfillment at the Closing Date of each of the following conditions:

                  (a) ACCURACY OF REPRESENTATIONS AND WARRANTIES. Except as affected by transactions contemplated hereby and except any representations or warranties which were expressly stated as being made as of a specified date, the representations and warranties of Seller contained in this Agreement and any Ancillary Agreements to which it is a party are true in all material respects on and as of the Closing Date.

                  (b) PERFORMANCE OF AGREEMENTS. Seller will have performed in all material respects all obligations and agreements and complied in all respects with all covenants and conditions contained in this Agreement and in each Schedule or Exhibit attached hereto to be performed or complied with on its part at or prior to the Closing Date, including but not limited to providing the documents listed under Section 5.2.

                  (c) ABSENCE OF MATERIAL DAMAGE TO PURCHASED ASSETS. As of the Closing Date there will have been no occurrence of any event that, individually or in the aggregate, has had, or should reasonably be expected to have, a material adverse effect upon the Purchased Assets or the Business taken as a whole, specifically including, but not limited to, the financial condition and operating results, or any damage or destruction to any of the Purchased Assets by fire, storm, or other like or unlike casualty, whether or not covered by insurance.

                  (d) SELLER'S CERTIFICATE AND LEGAL OPINION. Purchaser will have received a certificate from Seller, dated as of the Closing Date, reasonably satisfactory in form and substance to Purchaser and its counsel, certifying as to the fulfillment of all matters specified in Section 8.3(a) and
Section 8.3(b) hereof. Purchaser will also have received an opinion of Seller's legal counsel, dated as of the Closing Date, reasonably satisfactory in form and substance to Purchaser and its counsel.

                  (e) SECRETARY'S CERTIFICATE. Purchaser will have received a certificate, dated the Closing Date, of the Secretary of each Seller with respect to (a) the resolutions adopted by the Board of Directors of each Seller and the shareholders of each Seller approving this Agreement and the Ancillary Agreements to which Purchaser is a party, and the other transactions contemplated hereby, (b) the incumbency and specimen signature of each officer or representative of each Seller executing this Agreement and the Ancillary Agreements to which each Seller is a party, and (c) such other certificates as may reasonably be requested, including but not limited to those regarding good standing and tax compliance.

                  (f) INJUNCTION AND HSR APPROVAL. On the Closing Date, there will be no injunction, writ, preliminary restraining order or any order of any nature in effect issued by a court of competent jurisdiction directing that the transactions provided for herein, or any of them, not be consummated as herein provided, and that Purchaser and Seller have received approval, early termination or the waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended ("HSR Act") has expired.

                  (g) PAY EMPLOYEES TO CLOSING DATE. Each Seller shall have paid or accrued all wages, salaries and other sums, including but not limited to the amounts due under the Dillen Plans (as defined in Section 10.6.2) due Employees through the close of business on July 31, 1999 and shall have listed these amounts on the Balance Sheet.

                  (h) COMPLIANCE WITH AGREEMENT. Seller shall have not undertaken any course of action inconsistent with satisfaction of the conditions applicable to it set forth in this Agreement; and Seller will have used its best efforts to do all such acts and take all such measures as may be necessary to comply with the representations, agreements, conditions and other provisions of this Agreement.

9.0      CONDITIONS PRECEDENT TO THE OBLIGATIONS OF SELLER

         The obligations of Seller are subject to the fulfillment at the Closing Date of each of the following conditions:

         9.1 ACCURACY OF REPRESENTATIONS AND WARRANTIES. Except as affected by transactions contemplated hereby and except any representations or warranties which were made as of a specified date, the representations and warranties of Purchaser contained in this Agreement and any Ancillary Agreements to which it is a party will be true in all material respects on and as of the Closing Date.

         9.2 PERFORMANCE OF AGREEMENT. Purchaser will have performed in all material respects all obligations and agreements and complied in all respects with all covenants and conditions contained in this Agreement to be performed or complied with on its part at or prior to the Closing Date.

         9.3 PURCHASER'S CERTIFICATE AND LEGAL OPINION. Seller will have received a certificate from Purchaser, dated as of the Closing Date, reasonably satisfactory in form and substance to Seller and its counsel, certifying as to the fulfillment of the matters specified in Section 9.1 and Section 9.2 hereof. Seller will have received an opinion of Buyer's legal counsel, dated as of the Closing Date, reasonably satisfactory in form and substance to Seller and its counsel, in the form attached hereto as Exhibit 9.3.

         9.4 SECRETARY'S CERTIFICATE. Seller will have received a certificate, dated the Closing Date, of a Secretary of Purchaser with respect to (a) the resolutions adopted by the Board of Directors of Purchaser approving this Agreement and the Ancillary Agreements to which Purchaser is a party, and the other transactions contemplated hereby, (b) the incumbency and specimen signature of each officer or representative of Purchaser executing this Agreement and the Ancillary Agreements to which Purchaser is a party, and (c) such other certificates as may be requested, including but not limited to those regarding good standing and tax compliance.

         9.5 INJUNCTION AND HSR APPROVAL. On the Closing Date, there will be no injunction, writ, preliminary restraining order or any order of any nature in effect issued by a court of competent jurisdiction directing that the transactions provided for herein, or any of them, not be consummated as herein provided and that Purchaser and Seller have received approval, early termination or the waiting period under the HSR Act has expired.




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




         9.6 COMPLIANCE WITH AGREEMENT. Purchaser shall have not undertaken any course of action inconsistent with satisfaction of the conditions applicable to it set forth in this Agreement; and Purchaser will have used its best efforts to do all such acts and take all such measures as may be necessary to comply with the representations, agreements, conditions and other provisions of this Agreement.

10.0     OBLIGATIONS AFTER THE CLOSING DATE

         10.1 COVENANT NOT TO DISCLOSE. Each Seller and Mr. Richard A. Bonner (collectively "Sellers") hereby covenant and agree that, except as may be required by law, rule or regulation, they will not at any time reveal, divulge or make known to any Person (other than Purchaser) and Sellers will not use for their own purposes any information that relates to the Business, including, but not limited to, customer lists or other customer information, trade secrets or formulae, marketing plans or proposals, financial information, or any data, written material, records or documents used by or relating to the Business which are of a confidential nature (collectively, the "Confidential Information"). Confidential Information includes any such information whether or not such information was developed, devised or otherwise created in whole or in part by the efforts of Sellers, but will not include such information which is a matter of public knowledge, unless it is of general public knowledge as a result of the unauthorized disclosure by Sellers.

         10.2 COVENANT NOT TO INTERFERE. Sellers, except for Mr. Richard A. Bonner, hereby covenant and agree that, unless this Agreement is terminated, for a period of five years after the Closing Date, they will not, whether for their own account or for the account of any other Person, knowingly initiate discussions with any person who is an employee of the Purchaser for the purpose of persuading such employee to terminate his or her employment with the Purchaser (except with the written permission of the employer or as otherwise specifically contemplated by this Agreement).

         Mr. Richard A. Bonner agrees that, unless this Agreement is terminated, for a period of five years after he no longer has employee status with Purchaser for any reason, he will not, whether for his own account or for the account of any other Person, knowingly initiate discussions with any person who is an employee of the Purchaser for the purpose of persuading such employee to terminate his or her employment with the Purchaser (except with the written permission of the employer or as otherwise specifically contemplated by this Agreement).

         10.3 COVENANT NOT TO COMPETE. The Sellers, except for Mr. Richard A. Bonner, agree that, unless this Agreement is terminated, for a period of five years after the Closing Date and in the geographic area in which the Company is currently doing business, neither they nor their Affiliates will engage, directly or indirectly, whether as a principal, partner, joint venturer, shareholder, or agent, in any enterprise which produces products or provides services of the same type as those which the Business produces as of the Closing Date, provided, however, that nothing herein will prohibit the ownership by Sellers of securities of any entity traded on any national exchange.

         Mr. Richard A. Bonner agrees that, unless this Agreement is terminated, for a period of five years after he no longer has employee status with Purchaser for any reason, neither he nor his Affiliates will engage, directly or indirectly, whether as a principal, partner, joint venturer, shareholder, or agent, in any enterprise which produces products or provides services of the same type as those which the Business produces products or provides services as of the date he ceases to be employed for any reason and in the geographic area in which the Company is currently doing business, provided, however, that nothing herein will prohibit the ownership by him of securities of any entity traded on any national exchange. Further, this Section 10.3 shall not prohibit Mr. Richard A. Bonner from owning an interest in the entities which lease real property to the Purchaser provided such entities do not engage in competition with Purchaser as prohibited under the terms of this Section.

         10.4 REASONABLE RESTRICTIONS. Sellers acknowledge that the restrictions set forth in Sections 10.1 through 10.3 are reasonable and necessary to protect the Purchaser's interests. Sellers agree that, in the event that any part of Sections 10.1 through 10.3 shall be held unenforceable or invalid, the remaining parts thereof shall nevertheless continue to be valid and enforceable as though the invalid portions had not been a part hereof. In the event that the geographic area, time period of restriction, activity or subject established in accordance with Sections 10.1 through 10.3 shall be deemed to exceed the maximum area, period of restriction, activity or subject which a court of competent jurisdiction deems enforceable, said area, periods of restriction, activities or subjects shall, for the purposes of Sections 10.1 through 10.3, be reduced to the extent necessary to render them enforceable

         10.5 NAME CHANGE. Seller agrees to cease using the corporate name "Dillen Products," "Red Creek," "North Shore Plastics," and "Dillen" as of Closing and agrees to change the corporate names within seven business days after Closing.

         10.6   TRANSITION OF EMPLOYEES.

                  10.6.1 EMPLOYEES; ASSUMPTION OF EMPLOYMENT CONTRACTS. Purchaser will, on the Closing Date, offer employment to all of the Persons employed by the Business on the Closing Date on the same terms and conditions to which they are then employed by the Seller, and Purchaser will assume the employment contracts listed on Schedule 10.5.1.

                  10.6.2 EMPLOYEE BENEFITS GENERALLY. Immediately after Closing, all Persons employed by Purchaser will have the benefits previously provided under the 401K Plan, the the Dillen Products Life Insurance Plan with Anthem and the Dillen Products, Inc. Group Health Plan with Anthem (collectively the "Dillen Plans"). After Closing, Purchaser shall have the unilateral right to change such benefits at any time and from time to time to conform such benefits to those provided generally to the employees of Purchaser.

                  10.6.3 POST-RETIREMENT HEALTH COVERAGE. Seller has no post-retirement health coverage plans or agreements. Neither the Purchaser nor any of its Affiliates will be liable for the payment of any health expenses incurred by individuals who retired from the Seller's employment on or before the Closing Date.

                  10.6.4 DISABILITY BENEFITS. Seller has no liability for the payment of long-term or short-term disability benefits to employees or individuals who terminated employment with the Seller on or before the Closing Date.

                  10.6.5 COOPERATION. The Purchaser and the Seller agree to cooperate in collecting and providing such information as may be required by either in order to discharge their respective obligations under this Section 10.6.

         10.7 FURTHER ASSURANCES OF SELLER. After the Closing Date, Seller will, at the request of Purchaser, execute, acknowledge and deliver to Purchaser, all such further assignments, conveyances, endorsements, deeds, special powers of attorney, consents and other documents, and take such other action as Purchaser may reasonably request (a) to transfer to and vest in Purchaser, and protect its rights, title and interest in, all the Purchased Assets, and (b) otherwise to consummate the transactions contemplated by this Agreement. In addition, from and after the Closing Date, Seller will afford to Purchaser and its attorneys, accountants and other representatives access, during normal business hours, to such books of account and other financial records relating to the Business as may reasonably be required in connection with the preparation of financial information or tax returns of Purchaser.

         10.8 FURTHER ASSURANCE OF PURCHASER. From and after the Closing Date, Purchaser will afford to Seller and its attorneys, accountants and other representatives access, during normal business hours, to such books of account and other financial records relating to the Business as may reasonably be required in connection with the preparation or audit of financial information or tax returns of Seller for periods concluding on or prior to the Closing Date. Purchaser will cooperate in all reasonable respects with Seller with respect to its former interest in the Business and in connection with claims and litigation asserted by or against third parties, including, but not limited to, making employees available to assist with, or provide information in connection with, claims and litigation, provided, that Seller reimburses Purchaser for the reasonable costs incurred by Purchaser in connection therewith. Purchaser will maintain the records obtained by it under Section 2.1.9 for a period of six years after the Closing Date.

         10.9 RELEASE OF SELLER AND GUARANTORS FROM NOTE. Prior to Closing, Seller shall take all action necessary and appropriate to obtain the full and unconditional release of the Seller and the guarantors from all of their respective obligations to KeyBank, N.A.("Bank") as reflected on Schedule 2.1.3 ("KeyBank Loans"). At Closing, Purchaser agrees as part of its agreement to assume the KeyBank Loans, to execute such documents requested by Bank to release Seller and the guarantors from the KeyBank Loans.

11.0     INDEMNIFICATION

         11.1 INDEMNIFICATION BY SELLER. Seller covenants and agrees with Purchaser that it will pay and perform, and will indemnify Purchaser, its directors and officers, all Persons controlled by, controlling or under common control with Purchaser, and each of their successors and assigns (individually, a "Purchaser Indemnified Party"), and hold them harmless from, against and in respect of any and all costs, losses, claims, liabilities, fines, penalties, damages and expenses (including interest which may be imposed in connection therewith and court costs and reasonable fees and disbursements of counsel, but after taking into account any insurance proceeds received by Purchaser with respect thereto and any net tax benefits to Purchaser resulting therefrom) (collectively, "Seller's Indemnified Liabilities") resulting from, arising out of, or incurred by any Purchaser Indemnified Party, after the Closing Date, in connection with:

                  11.1.1 Any breach of any of the covenants, representations or warranties made by Seller in this Agreement or the Ancillary Agreements.

                              (a) Claims for indemnification with respect to
                  breach of the warranties set forth in Section 6.1 (Organization, Good Standing, Power); Section 6.2 (Authorization of Agreement and Enforceability); Section 6.3 (Effect of Agreement); Section 6.10 (Title to Personal Property); and in the General Bill of Sale, may be made by the Purchaser at any time after the Closing Date.

                              (b) Claims for indemnification with respect to
                  breach of the warranties in Section 6.9 (Taxes) and Section
                  6.18 (Labor Matters), must be made by the Purchaser prior to the expiration of the statute of limitations applicable to the matter that gives rise to the claim.

                              (c) Claims for indemnification with respect to the
                  breach of any of the other warranties set forth in Article 6, and claims for indemnification or claims for all other debts, obligations, liabilities of, or claims against, Seller of any kind, including those arising out of or relating to the operation of the Business prior to the Closing Date, must be made by Purchaser on or before the second anniversary of the Closing Date, except to the extent they are covered under paragraphs (a) and (b) above, and then pursuant to the periods indicated therein.

         11.2 INDEMNIFICATION BY PURCHASER. Purchaser covenants and agrees with Seller that it will pay and perform, and will indemnify Seller, its directors, officers or managers, all Persons controlled by, controlling or under common control with Seller, and each of their successors and assigns (individually, a "Seller Indemnified Party"), and hold them harmless from, against and in respect of any and all costs, losses, claims, liabilities, fines, penalties, damages and expenses (including interest which may be imposed in connection therewith and court costs and reasonable fees and disbursements of counsel, but after taking into account any insurance proceeds received by Seller with respect thereto and any net tax benefits to Seller resulting therefrom) (collectively, "Purchaser's Indemnified Liabilities") resulting from, arising out of, or incurred by any Seller Indemnified Party, after the Closing Date, in connection with:

                  11.2.1 Any breach of any of the representations, warranties or covenants made by Purchaser in Article 7 hereof or elsewhere in this Agreement or Ancillary Agreements.

                              (a) Claims for indemnification with respect to
                  breach of the warranties set forth in Section 7.1 (Organization, Good Standing, Power); Section 7.2 (Authorization of Agreement and Enforceability); and Section
                  7.3 (Effect of Agreement) may be made by the Seller at any time after the Closing Date.

                              (b) Claims for indemnification with respect to any
                  attempt (whether or not successful) by any Person to cause or to require Seller to pay or to discharge any Assumed Liability or any other debt, obligation, liability or commitment of Purchaser (except with regard to any liability for which Seller has been expressly released or with regard to the Leases) may be made by the Seller during any period prior to the discharge in full of the underlying Assumed Liability, debt, obligation, liability or commitment.

                              (c) Claims for indemnification with respect to (i)
                  the breach of any of the other warranties set forth in Article 7, (ii) failure or default by Purchaser in respect of any of the covenants or agreements made by Purchaser in this Agreement or Ancillary Agreements (including without limitation obligations or liabilities arising out of or in connection with Purchaser's ownership of the Purchased Assets or the operation of the Business after the Closing), or the existence of which would constitute a breach of any representation, warranty, covenant or agreement contained in this Agreement must be made by the Seller on or before the second anniversary of the Closing Date.

         11.3   PROCEDURES FOR INDEMNIFICATION.

                  11.3.1 Each Indemnified Party will promptly give notice hereunder to the indemnifying party ("Notice of Claim") after obtaining written notice of any claim as to which recovery may be sought against the indemnifying party, and, if such indemnity will arise from the claim of a third party, will permit the indemnifying party to assume the defense of any such claim and any litigation or other proceeding resulting from such claim; provided, however, that Purchaser (or any Purchaser Indemnified Party) will not be required to permit Seller to assume the defense of any claim or litigation which, if not first paid, discharged or otherwise complied with, would result in an interruption or disruption of the conduct of the business of Purchaser or any material part thereof.

                  Notwithstanding the foregoing, the right to indemnification hereunder will not be affected by any failure of an Indemnified Party to give such notice. The notice required hereunder will specify the basis for the claim for indemnification and the "Indemnified Liabilities" (collectively, Seller's Indemnified Liabilities and Purchaser's Indemnified Liabilities) arising therefrom to the extent ascertainable at the time of the notice. Failure by an indemnifying party to notify an Indemnified Party of its election to defend any such claim or action by a third party within 21-days after notice thereof will have been given to the indemnifying party will be deemed a waiver by the indemnifying party of its right to defend such claim or action if the Indemnified Party's ability to defend such claim or action would be prejudiced by the indemnifying party's assumption of the defense after such time.

                  11.3.2 The indemnifying party will not, in the defense of such claim or any litigation resulting therefrom, consent to entry of any judgment (other than a judgment of dismissal on the merits without costs) or enter into any settlement, except with the written consent of the Indemnified Party (which will not be unreasonably withheld) if such settlement involves the entry of injunctive relief binding upon the Indemnified Party or its assets or requiring the Indemnified Party to make any payment not indemnified hereunder.

                  11.3.3 If the indemnifying party will not assume the defense of any such claim by a third party, or litigation resulting therefrom, after receipt of notice from the Indemnified Party, the Indemnified Party may defend against such claim or litigation in such manner as it deems appropriate.

                  11.3.4 If the indemnifying party will notify the Indemnified Party that it disputes any claim made by the Indemnified Party, then the Parties hereto will endeavor to settle and compromise such claim, and if unable to agree on any settlement or compromise, such claim for indemnification will be settled by appropriate mediation and then arbitration, as delineated in Section 14.18, and any liability established by reason of such settlement, compromise, mediation or arbitration, will be deemed to be finally determined; provided, however, that the indemnifying party must notify the Indemnified Party of the disputed claim within 180 days of the receipt by the indemnifying party of the notice required by Section 11.3.1 hereof. Any claim that is finally determined in the manner set forth above will be paid promptly by the indemnifying party in cash.

                  11.3.5 The Party seeking indemnification pursuant to this
         Article 11 will bear the burden of proof as to each and every element of such indemnification claim.

         11.4   INSURANCE, MITIGATION AND RELATED MATTERS.

                  11.4.1 The Indemnified Party will use its reasonable efforts to make insurance claims relating to any claim for which it is seeking indemnification pursuant to this Section 11 provided that the Indemnified Party will not be obligated to make such an insurance claim if the Indemnified Party in its reasonable judgment believes the cost of pursuing such an insurance claim together with any corresponding increase in insurance premiums or other chargebacks to the Indemnified Party, as the case may be, would exceed the value of the claim for which the Indemnified Party is seeking indemnification. The indemnifying party will be subrogated to all rights of the Indemnified Party in respect of any loss borne by the indemnifying party.

                  11.4.2 Each person entitled to indemnification hereunder will take all reasonable steps to mitigate all losses, costs, expenses and damages after becoming aware of any event which could reasonably be expected to give rise to any losses, costs, expenses and damages that are indemnifiable or recoverable hereunder or in connection herewith.

         11.5 LIMITATIONS. The indemnification provided for in this Article 11 is subject to the following limitations:

                  11.5.1 Neither Seller nor Purchaser shall be obligated to pay any amounts for indemnification under this Article 11, except in respect of those claims based upon, arising out of or otherwise in respect of Organization, Good Standing, Power, Authorization of Agreement and Enforceability, Effect of Agreement, Title to Personal Property and under the General Bill of Sale, or for fraud, as applicable to the appropriate party, hereof (collectively, the "Basket Exclusions"), until the aggregate amount for which indemnification has been claimed by Seller or Purchaser, as the case may be, exclusive of the Basket Exclusions, equals $250,000 (the "Basket Amount"), whereupon the Seller or Purchaser, as applicable, shall be obligated to pay in full all amounts in excess of such Basket Amount due pursuant to this
         Article 11, provided however, that in no event shall Seller or Purchaser be required to pay or be liable under this Article 11 for any losses, except as indicated in Section 11.5.2 below, if, and to the extent that, as a result thereof the aggregate of all such indemnification payments, as the case may be, with respect to losses shall have exceeded an amount equal to the total amount of Consideration paid by Purchaser under this Agreement.

                  11.5.2 The Seller or Purchaser, as applicable, shall be obligated to pay the Basket Exclusions without regard to the individual or aggregate amounts thereof and without regard to whether the aggregate of all other indemnification payments shall have exceeded, in the aggregate, the Basket Amount.

12.0     TERMINATION

         12.1 TERMINATION.

         This Agreement may be terminated:

                  (A) BY SELLER OR PURCHASER.

                             (i) If the Closing has not taken place on or before December 31,1999; provided, however, that no party then in breach of any obligations hereunder shall have the right to terminate;

                             (ii) After a suspension of all provisions of this Agreement for 90 days from the Closing Date, if any bona fide action or proceeding shall be pending against either Party on the Closing Date that could result in an unfavorable judgment, decree, or order that would prevent or make unlawful the performance of this Agreement and such action or proceeding has not been cured; or

                             (iii) If any agency of the federal or of any state government shall have objected at or before the Closing Date to this acquisition or to any other action required by or in connection with this Agreement.


         (B) BY PURCHASER. By Purchaser, if, on the Closing Date, any of the conditions set forth in Section 8.3 hereof have not been met or have not been waived by Purchaser in writing, or Purchaser reasonably determines that compliance with any request for additional information or changes to the transaction required by the Federal Trade Commission or the Department of Justice pursuant to the HSR Act would have a material adverse effect on Purchaser.

         (C) BY SELLER. By Seller, if, on the Closing Date, any of the conditions set forth in Sections 9.1 through 9.6 hereof have not been met or have not been waived by Seller in writing.

         12.2 RETURN OF DOCUMENTS TO SELLER. If this Agreement is terminated for any reason pursuant to this Article 12, each party shall return to the other party all documents and copies thereof which shall have been furnished to it.

         12.3 LIMITATIONS ON REMEDIES. If this Agreement is terminated as provided in this Article 12, this Agreement shall forthwith become wholly void and of no further force or effect and there shall be no liability on the part of Purchaser, Seller or their respective officers or directors, except that the provisions of Sections 14.5, 14.6, 14.11 and 14.17 shall remain in full force and effect.

13.0     COVENANT OF PRINCIPAL

         13.1 COVENANT OF PRINCIPAL. In order to induce Purchaser to enter into this Agreement and to consummate the transactions contemplated in this Agreement, Mr. Richard A. Bonner agrees that as of the Closing, he shall be personally and jointly and severally liable for the full and punctual performance of each and every one of the obligations, covenants and duties of the Seller arising under or pursuant to this Agreement and the Ancillary Agreements, and shall provide Purchaser with the Guaranty.

14.0     GENERAL

         14.1 EXPENSES. If this Agreement is terminated as provided in Article 12, each of the Parties will pay all costs and expenses incurred or to be incurred by it in connection with the negotiations respecting this Agreement and the transactions contemplated hereunder, including costs of finders or investment bankers, preparation of documents, obtaining any necessary regulatory approvals and the consummation of the other transactions contemplated hereby, otherwise the costs and expenses will be allocated pursuant to Section 3.1.1(d).

         14.2 PUBLICITY. All notices and other publicity concerning the transactions contemplated by this Agreement will be jointly planned and coordinated by and between Purchaser and Seller.

         14.3 SURVIVAL OF REPRESENTATIONS AND WARRANTIES. Subject to Article 11, the covenants, agreements, representations and warranties of the Parties contained herein, or in any certificate or other writing, Exhibit or Schedule delivered, will survive the Closing Date.

         14.4 BINDING EFFECT; BENEFITS. This Agreement will inure to the benefit of the Parties hereto, and will be binding upon the Parties hereto and their respective successors and assigns. Nothing in this Agreement is intended to confer on any Person, any rights or remedies under this Agreement.

         14.5 NOTICES. All notices and other communications which any Party to this Agreement may give hereunder will be in writing and will be deemed to have been duly given by delivering the same to the Party by a reputable courier service which requires a signature upon delivery, by mailing the same by registered or certified first class mail, postage prepaid, return receipt requested, or by telecopier with receipt confirmation (followed by a first class mailing of the same) to the Party to whom the same is so given or made. For purposes of this Section 14.5, providing copies to third parties is a matter of courtesy and shall not be deemed as part of the notice requirement.

                  14.5.1    IF TO SELLER, TO:

                                Mr. Richard A. Bonner
                                c/o Jerry Petersen
                                Petersen & Ibold
                                401 South Street
                                Chardon, Ohio 44024

                             With a copy to:

                                Jerry Petersen
                                Petersen & Ibold
                                401 South Street
                                Chardon, Ohio 44024

                                Jeffrey M. Folkman
                                Hahn Loeser & Parks LLP
                                3300 BP Tower
                                200 Public Square
                                Cleveland, Ohio 44114

                                Kerry C. Dustin
                                Falls River Group, LLC
                                30100 Chagrin Blvd.
                                Cleveland, Ohio 44124

                  14.5.2   IF TO PURCHASER, TO:

                      Myers Industries, Inc.            With a copy to:
                      Attn: Gregory J. Stodnick         Kevin C. O'Neil
                      Vice President - Finance          Brouse McDowell L.P.A.
                      1293 S. Main Street               500 First National Tower
                      Akron, Ohio 44301                 Akron, Ohio 44308
         or to such other address as such Party will have specified by notice to the other Party hereto.

         14.6 ENTIRE AGREEMENT. This Agreement (including the Exhibits and Schedules hereto) and the documents delivered pursuant hereto constitute the entire agreement and understanding between the Parties and supersede all prior agreements, oral and written, between the Parties, but not including the Confidentiality Agreement dated March 14, 1999 and any other agreements executed between the Parties of even date herewith or hereafter. No change, amendment, termination or attempted waiver of any of the provisions hereof will be binding upon any Party unless said act is in writing signed by a senior officer of the Party to be bound or their respective successors in interest

         14.7 COUNTERPARTS. This Agreement may be executed simultaneously in two or more counterparts, each of which will be deemed an original and all of which together will constitute but one and the same instrument.

         14.8 HEADINGS. The article, section and other headings contained in this Agreement are for reference purposes only and will not be deemed to be a part of this Agreement or to affect the meaning or interpretation of this Agreement.

         14.9 CONSTRUCTION. Within this Agreement, the singular will include the plural and the plural will include the singular, and any gender will include all other genders, all as the meaning and the context of this Agreement will require.

         14.10 EXHIBITS AND SCHEDULES. All Exhibits and Schedules hereto have been delivered by the Parties to each other previously or simultaneously herewith.

         14.11 GOVERNING LAW. This Agreement will be construed in accordance with, and governed by, the laws of the State of Ohio.

         14.12 COOPERATION. The Parties hereto will cooperate fully at their own expense, except as otherwise provided in this Agreement, with each other and their respective counsel and accountants in connection with all steps to be taken as part of their obligations under this Agreement.

         14.13 SEVERABILITY. If any term, covenant, condition, or provision of this Agreement or the application thereof to any circumstance will be invalid or unenforceable to any extent, the remaining terms, covenants, conditions and provisions of this Agreement will not be affected thereby and each remaining term, covenant, condition, and provision of this Agreement will be valid and will be enforceable to the fullest extent permitted by law. If any provision of this Agreement is so broad as to be unenforceable, such provision will be interpreted to be only as broad as is enforceable.

         14.14 SUCCESSORS AND ASSIGNS. The covenants, agreements, and conditions contained herein or granted hereby will be binding upon and will inure to the benefit of the Parties and their respective successors and permitted assigns.

         14.15 EXCLUSIVE REMEDIES. The rights and remedies herein provided in this Agreement and the Ancillary Agreements are cumulative and shall be the exclusive remedies of the parties hereto with respect to claims for monetary damages related to the matters addressed therein and with respect to the transactions contemplated hereby.

         14.16 PASSAGE OF TITLE AND RISK OF LOSS. Legal title, equitable title and risk of loss with respect to the Purchased Assets will not pass to Purchaser until such assets are transferred to Buyer at the Closing.

         14.17 DISPUTE RESOLUTION. Except where the Parties have designated a specific procedure in this Agreement utilizing accountants to resolve a matter, all disputes under this Agreement shall be resolved as follows:

                  (a) COOPERATION. The parties agree to cooperate with each other to attempt to settle all disputes arising under this Agreement without resort to mediation or arbitration.

                  (b) MEDIATION. If the parties are unsuccessful in resolving a dispute to their mutual satisfaction within twenty (20) days from the date that notice of the dispute is given by one party to the other, either party may submit the dispute to mediation to Private Judicial Services, Inc. in Cleveland, Ohio. Neither party may initiate arbitration proceedings until mediation is completed as determined by the mediator.

                  (c) ARBITRATION. All disputes or portions thereof which are not resolved through cooperation and mediation, shall be settled by arbitration conducted in accordance with the rules and regulations of the American Arbitration Association, as then in effect except as provided herein. The parties to such arbitration shall be entitled to conduct discovery and take depositions.

                  Unless the parties agree otherwise, any arbitration shall be held in Cuyahoga County, Ohio, before three independent arbitrators appointed by the Parties, one arbitrator shall be selected by one party or faction and one arbitrator shall be selected by the other party or faction. The two arbitrators shall select a third arbitrator to arbitrate the dispute. If either party or faction party does not timely select an arbitrator, the arbitrator selected by the other party or faction shall arbitrate the dispute.

                  Costs and fees of the arbitrators shall be borne by the non-prevailing party, unless the arbitrators determine otherwise. The award of the arbitrators, which may include equitable relief, shall be final and judgment may be entered upon it in accordance with applicable law in any court having jurisdiction thereof. Any demand for arbitration shall be in writing and must be made within a reasonable time after the claim, dispute or other matter in question has arisen, except as otherwise expressly provided in this Agreement. In no event shall the demand for arbitration be made after the date that institution of legal or equitable proceedings based upon such claim, dispute or other matter would be barred by the applicable statute of limitations or the date specified in this Agreement, whichever is earlier.

                  (d) If a dispute arises among the Parties as a result of which an action is commenced to interpret or enforce any of the terms of this Agreement, or if there is a breach of any of the terms of this Agreement, the losing or defaulting Party will pay to the prevailing Party reasonable




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




out-of-pocket attorneys' fees, costs and expenses incurred in connection with the prosecution or defense of such action, unless the arbitrators determine otherwise.


         14.18 RIGHT OF SET OFF. In the event of a breach by Seller of its indemnification obligations under Article 11 of this Agreement, Purchaser is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all amounts at any time held by Purchaser on behalf of Seller or Mr. Richard A. Bonner and any and all indebtedness at any time owing by Purchaser to Seller or Mr. Richard A. Bonner against any and all of the obligations of Seller or Mr. Richard A. Bonner now or hereafter existing under this Agreement or any Ancillary Agreement.



                                     * * *





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




         IN WITNESS WHEREOF, the Parties have caused this Agreement to be signed in their respective names by an officer thereof duly authorized on the date first above written.

                                            MYERS INDUSTRIES, INC.


                                            By: /s/ GREGORY J. STODNICK
                                                --------------------------------
                                                     Gregory J. Stodnick, Vice
                                                     President - Finance






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


                                            DILLEN PRODUCTS, INC.


                                            By: /s/ RICHARD A. BONNER
                                                -----------------------------
                                            Its: President
                                                 ----------------------------


                                            THE DILLEN PRODUCTS COMPANY, LTD.

                                            By: /s/ RICHARD A. BONNER
                                                ----------------------------
                                            Its: Managing Partner
                                                 ----------------------------

                                            NORTH SHORE PLASTICS, INC


                                            By: /s/ RICHARD A. BONNER
                                                ----------------------------
                                            Its: President
                                                 ----------------------------

                                            RED CREEK, INC.


                                            By: /s/ RICHARD A. BONNER
                                                ----------------------------
                                            Its: President
                                                 ----------------------------

AS TO SECTIONS 10.1 THROUGH 10.3, SECTION 13.1 AND 14.18 ONLY:


/s/ RICHARD A. BONNER
-----------------------------
Mr. Richard A. Bonner










                                      43